Exhibit 10.1

Published CUSIP No: 86723DAC0 (deal)

No: 86723DAD8 (term loan)

$50,000,000

TERM LOAN CREDIT AGREEMENT

among

SUNCOKE ENERGY PARTNERS, L.P., HAVERHILL COKE COMPANY LLC, MIDDLETOWN COKE COMPANY, LLC, HAVERHILL COGENERATION COMPANY LLC, MIDDLETOWN COGENERATION COMPANY LLC, SUNCOKE LAKE TERMINAL LLC, SUNCOKE LOGISTICS LLC, MARIGOLD DOCK, INC., CEREDO LIQUID TERMINAL, LLC, KANAWHA RIVER TERMINALS, LLC, GATEWAY ENERGY & COKE COMPANY, LLC, and GATEWAY COGENERATION COMPANY LLC,

as joint and several Borrowers,

The Several Lenders from Time to Time Parties Hereto,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of November 3, 2015

i

4.14	Investment Company Act; Other Regulations	44
4.15	Subsidiaries	44
4.16	Use of Proceeds	44
4.17	Environmental Matters	44
4.18	Accuracy of Information, etc.	45
4.19	Security Documents	46
4.20	Solvency	46
4.21	OFAC	46
4.22	Anti-Corruption Laws	47

SECTION 5 CONDITIONS PRECEDENT		47

5.1	Conditions to Initial Extension of Credit	47
5.2	Conditions to Each Extension of Credit	49

SECTION 6 AFFIRMATIVE COVENANTS		50

6.1	Financial Statements	50
6.2	Certificates; Other Information	51
6.3	Payment of Obligations	52
6.4	Maintenance of Existence; Compliance	52
6.5	Maintenance of Property; Insurance	53
6.6	Inspection of Property; Books and Records; Discussions	53
6.7	Notices	53
6.8	Environmental Laws	54
6.9	Additional Collateral, etc.	54
6.10	Payment of Taxes	56
6.11	Designation of Subsidiaries	56
6.12	Anti-Corruption Laws	57
6.13	Post-Closing Mortgages	57

SECTION 7 NEGATIVE COVENANTS		57

7.1	Financial Condition Covenants	57
7.2	Indebtedness	58
7.3	Liens	60
7.4	Fundamental Changes	62
7.5	Disposition of Property	62
7.6	Restricted Payments	63
7.7	[Reserved]	65
7.8	Investments	65
7.9	Modifications of Certain Debt Instruments	67
7.10	Transactions with Affiliates	67
7.11	Sales and Leasebacks	68
7.12	Changes in Fiscal Periods	68
7.13	Restrictive Agreements	68
7.14	Lines of Business	70
7.15	Amendments to Transaction Documents	70
7.16	Sanctions	70
7.17	Anti-Corruption Laws	70

SECTION 8 EVENTS OF DEFAULT		71

SECTION 9 THE AGENTS		73

9.1	Appointment	73
9.2	Delegation of Duties	73
9.3	Exculpatory Provisions	74
9.4	Reliance by Administrative Agent	74
9.5	Notice of Default	74
9.6	Non-Reliance	75
9.7	Indemnification	75
9.8	Agent in Its Individual Capacity	75
9.9	Successor Administrative Agent	76
9.10	No Other Duties, Etc.	76
9.11	Administrative Agent May File Proofs of Claim; Credit Bidding	76

SECTION 10 MISCELLANEOUS		78

10.1	Amendments and Waivers	78
10.2	Notices	79
10.3	No Waiver; Cumulative Remedies	81
10.4	Survival of Representations and Warranties	81
10.5	Payment of Expenses and Taxes	81
10.6	Successors and Assigns; Participations and Assignments	82
10.7	Adjustments; Set-off	85
10.8	Counterparts	86
10.9	Severability	86
10.10	Integration	86
10.11	GOVERNING LAW	86
10.12	Submission To Jurisdiction; Waivers	86
10.13	Acknowledgements	87
10.14	Releases of Guarantees and Liens	87
10.15	Confidentiality	87
10.16	WAIVERS OF JURY TRIAL	88
10.17	USA Patriot Act	88
10.18	Joint and Several Liability of the Borrowers	89
10.19	No Advisory or Fiduciary Responsibility	89
10.20	Electronic Execution of Assignments and Certain Other Documents	90

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Properties; Other Properties
4.15	Subsidiaries
7.2(d)	Existing Indebtedness
7.3	Existing Liens
7.8	Existing Investments
10.2	Notice Information

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of U.S. Tax Certificate
G	Form of Note
H	Form of Loan Notice

iv

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of November 3, 2015, among, SUNCOKE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “MLP”), each direct or indirect subsidiary of the MLP listed as a “Borrower” on the signature pages hereto (together with the MLP, each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and BANK OF AMERICA, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Base Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accounting Changes”: as defined in the definition of GAAP.

“Acquired Debt”: Indebtedness of a Person existing at the time the Person is acquired by, or merges with or into the MLP or any Restricted Subsidiary or becomes a Restricted Subsidiary, whether or not such Indebtedness is incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

“Additional Assets”: all or substantially all of the assets of a Permitted Business, or Capital Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other non-current assets (other than cash and Cash Equivalents or securities (including Capital Stock)) that are to be used in a Permitted Business.

“Adjustment Date”: as defined in the definition of Applicable Pricing Grid.

“Administrative Agent”: Bank of America, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in the form from time to time used by by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the exercise of voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Agent Indemnitee”: as defined in Section 9.7.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan the rate per annum set forth under the relevant column heading below:

ABR Loans	Eurodollar Loans
1.50%	2.50%

, provided, that on and after the Adjustment Date occurring with respect to the Fiscal Quarter ending December 31, 2015, the Applicable Margin will be determined pursuant to the Applicable Pricing Grid.

“Applicable Pricing Grid”: the table set forth below:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
> 3.00:1.00	2.50%	1.50%
≤ 3.00:1.00 but > 2.00:1.00	2.25%	1.25%
≤ 2.00:1.00	2.00%	1.00%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Applicable Percentage”: as to any Lender at any time, with respect to such Lender’s portion of the outstanding Loans at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Loans held by such Lender at such time.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property that are either (a) not permitted under this Agreement or (b) permitted by Section 7.5(p) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 6.2.

“Borrowers’ Agent”: the MLP, in its capacity as agent for the Borrowers and the other Loan Parties, as more fully described in Section 1.3(b).

“Borrowing Date”: any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Funding Office is located and, if such day relates to any Eurodollar Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”: November 3, 2015.

“Code”: the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make its portion of the Term Loan to the Borrowers pursuant to Section 2.1 in the principal amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A. The amount of the Commitments of all of the Lenders as of the Closing Date is $50,000,000.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Current Liabilities”: as of any date of determination, the aggregate amount of liabilities of the MLP and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the MLP and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Indebtedness.

“Consolidated EBITDA”: for any period, the result obtained by subtracting the amount determined pursuant to clause (B) below for such period from the amount determined pursuant to clause (A) below for such period:

(A) Consolidated Net Income for such period plus the sum of (a) provision for Taxes, based on income or profits of the MLP and the Restricted Subsidiaries for such period, to the extent that such amounts were deducted in computing Consolidated Net Income, plus (b) Fixed Charges of the MLP and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income, plus (c) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the MLP and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (d) the “run-rate” Consolidated Net Income plus amounts added to Consolidated Net Income in accordance with clauses (a) through (c) of this definition to calculate Consolidated EBITDA (the “Operational EBITDA”) of any asset acquired, constructed, designed, installed or improved that has not been fully constructed, complete and operational in the business of the MLP and its Restricted Subsidiaries for at least four full Fiscal Quarters; provided that (A) the Operational EBITDA of such asset shall be determined based upon the annualized Operational EBITDA of such asset projected in good faith by a responsible financial or accounting officer of the General Partner to be realized no later than 12 months after such asset is fully constructed, complete and operational in the business of the MLP and its Restricted Subsidiaries and (B) the aggregate amount by which Consolidated EBITDA is increased pursuant to this clause (d) shall not exceed 10% of Consolidated Net Income for any period of four consecutive Fiscal Quarters, plus (e) any extraordinary loss or net loss realized by the MLP or any of its Restricted Subsidiaries in connection with any Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income, minus or plus, as the case may be, (f) all extraordinary, unusual or non-recurring items of gain (loss) or expense to the extent deducted or added in computing Consolidated Net Income, minus or plus, as the case may be, (g) non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue or expense in the ordinary course of business, plus (h) sales discounts provided by the MLP or any Restricted Subsidiary to customers due to sharing of nonconventional fuels tax credits, in each case, on a consolidated basis and determined in accordance with GAAP minus

(B) the pro rata portion of the amount determined pursuant to the foregoing clause (A) that is attributable to minority interests in each Restricted Subsidiary of the MLP that are owned by a Person other than the MLP or a wholly-owned Restricted Subsidiary.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the MLP by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period calculated on a Pro Forma Basis.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the MLP and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the MLP and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) net of cash interest income.

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period calculated on a Pro Forma Basis.

“Consolidated Net Income”: for any period, the aggregate of the net income (loss) of the MLP and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the MLP or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (b) hereof); (b) the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person or its stockholders; (c) the net income (loss) of any Person acquired during the specified period for any period prior to the date of the acquisition will be excluded (except to the extent, for any calculation done on a Pro Forma Basis, such net income (loss) is intended to be included by the definition of Pro Forma Basis); (d) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale of assets outside the ordinary course of business of the MLP or any Restricted Subsidiary; or (ii) the disposition of any securities by the MLP or any Restricted Subsidiary or the extinguishment of any Indebtedness of the MLP or any Restricted Subsidiary, will be excluded; (e) any extraordinary, non-recurring or unusual gain or loss, together with any related provision for taxes on such extraordinary, non-recurring or unusual gain or loss will be excluded; (f) any unrealized gain or loss included in net income due to marking Hedging Agreements to market shall be excluded; (g) any non-cash compensation expense realized for grants of performance shares, stock options or other rights of officers, directors and employees of the MLP and any Restricted Subsidiary will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Qualified Capital Stock of the MLP or any Restricted Subsidiary; (h) the cumulative effect of a change in accounting principles will be excluded; (i) to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income; and (j) notwithstanding clause (a) above (but without duplication), the cash distributions actually received by the Borrower or a Restricted Subsidiary from (i) an Unrestricted Subsidiary that is controlled directly or indirectly by the Parent or the MLP or (ii) any joint venture in respect of the MLP’s or a Restricted Subsidiary’s Capital Stock ownership in such joint venture will be included.

“Consolidated Net Tangible Assets”: as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the MLP and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of the MLP and its Restricted Subsidiaries minus (c) Consolidated Current Liabilities, all determined as of such date and after giving pro forma effect to any transactions occurring on such date.

“Consolidated Senior Secured Debt”: all Consolidated Total Debt secured by a Lien on any assets of the MLP or Restricted Subsidiary.

“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Funded Debt of the MLP and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors”: the directors of the General Partner on the Closing Date and each other director, if, in each case, (a) such other director was nominated, appointed or approved for election by the board of directors of the General Partner or (b) such other director was appointed to the board of directors of the General Partner by a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“control” and “controlled”: as defined in the definition of Affiliate.

“Credit Party”: the Administrative Agent or any Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default or breach of a representation, if any) has not been satisfied, (b) has notified the Borrowers’ Agent or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is prepared to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock or solely at the direction of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and cash in lieu of fractional shares), in whole or in part, (c) provides for mandatory scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one days after the Termination Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the MLP or any of its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the MLP or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rulings and regulations thereunder.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) the occurrence of any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived; (c) the failure to make by its due date the minimum required contribution under Section 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to a complete or partial withdrawal from any Plan or

Multiemployer Plan; (i) the receipt by any Group Member or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA or terminated within the meaning of Section 4041A of ERISA; (j) an amendment to any Plan which could result in the imposition of a Lien or the posting of a bond or other security; (k) the occurrence of a nonexempt Prohibited Transaction which could reasonably be expected to result in a liability to any Group Member or any ERISA Affiliate; and (l) an increase in the liability of any Group Member or ERISA Affiliate for the provision of post-employment health or life insurance benefits to any Person.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if LIBOR is unavailable, a comparable or successor rate, approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a ABR Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the definition of Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate (determined pursuant to clause (a) of the definition thereof)
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Collateral”: as defined in the Guarantee and Collateral Agreement.

“Excluded Subsidiary”: any (a) Foreign Subsidiary and (b) any Immaterial Subsidiary.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower’s Agent under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16(a), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.16(f) and (d) any U.S. withholding Taxes imposed under FATCA.

“Fair Market Value”: with respect to any property, the price that would be paid by a willing buyer to a willing seller in a transaction where neither the buyer nor the seller is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $25,000,000, by any officer of the General Partner; or (b) if such property has a Fair Market Value in excess of $25,000,000, by at least a majority of the disinterested members of the board of directors of the General Partner.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter”: the fee letter dated November 3, 2015 between the MLP and the Administrative Agent.

“FinCo”: SunCoke Energy Partners Finance Corp., a Delaware corporation.

“Fiscal Quarter”: a fiscal quarter of the MLP.

“Fiscal Year”: a fiscal year of the MLP.

“Fixed Charges”: for any period, the sum of: (a) Interest Expense less interest income for such period; and (b) cash and non-cash dividends, whether paid or accrued, on any series of Disqualified Capital Stock of the MLP or a Restricted Subsidiary, except for dividends payable solely in the MLP’s Qualified Capital Stock or paid to the MLP or to a Restricted Subsidiary.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any Affiliate thereof.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is maintained or contributed to by any Group Member for workers located outside of the United States.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) a failure to make or, if applicable, accrue in accordance with the applicable jurisdiction’s accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) a failure to register or a loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any provisions of applicable law and regulations or with the terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: (a) any Subsidiary of the MLP that is not organized under the laws of any jurisdiction within the United States, (b) each Subsidiary of the MLP organized under the laws of any jurisdiction within the United States substantially all of the assets of which consist, directly or indirectly, of Capital Stock of Subsidiaries described in clause (a), (c) any Subsidiary of any Foreign Subsidiary and (d) any Subsidiary of the MLP organized under the laws of any jurisdiction within the United States that is a partnership or disregarded as an entity separate from its owner for U.S. federal tax purposes and has a partner, member or owner that is described in clause (a).

“Funded Debt”: as to the MLP and its Restricted Subsidiaries, without duplication, all consolidated Indebtedness of the type set forth in clauses (a), (b), (c) (but only with respect to reimbursement obligations related thereto), (e) and (f) of the definition of Indebtedness and all Guarantee Obligations in respect thereof.

“Funding Office”: the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 or such other address or account as the Administrative Agent may from time to time notify to the Borrower’s Agent and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b); provided, that for the purposes of Section 7.1, in the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers’ Agent and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the MLP’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“General Partner”: SunCoke Energy Partners GP LLC, a Delaware limited liability company.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the MLP and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers’ Agent in good faith.

“guaranteeing person”: as defined in the definition of Guarantee Obligation.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Hedging Agreement”: (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

“Immaterial Subsidiary”: as of any date determination, any Restricted Subsidiary of the MLP that individually or in the aggregate together with other Restricted Subsidiaries of the MLP does not have (i) assets with a value in excess of $5,000,000 or (ii) revenues (for the most recently completed period of four consecutive Fiscal Quarters) in excess of $5,000,000.

“Indebtedness”: with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money (it being understood that outstanding letters of credit shall not constitute obligations for borrowed money unless such letters of credit have been drawn on by the beneficiary thereof and the resulting reimbursement obligations have not been paid); (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations or with respect to workers’ compensation benefits); (c) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn); (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables, accrued expenses or royalties, (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations; (e) Capital Lease Obligations; (f) Disqualified Capital Stock issued by the MLP; (g) all Guarantee Obligations with respect to Indebtedness; (h) all Indebtedness of other Persons secured by a Lien on any asset of such Person (other than Liens on Capital Stock of Unrestricted Subsidiaries and Foreign Subsidiaries), whether or not such Indebtedness is assumed by such Person; and (i) all obligations of such Person under Hedging Agreements; provided that in no event shall Indebtedness include (x) obligations (other than obligations with respect to Indebtedness for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the MLP (including the Parent and its Subsidiaries, as its predecessor) and its Restricted Subsidiaries or (y) minimum payment, supply or take-or-pay obligations contained in supply or other arrangements of the MLP and its Restricted Subsidiaries.

The amount of Indebtedness of any Person will be deemed to be: (a) with respect to Indebtedness secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Indebtedness; (b) with respect to any Indebtedness issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness; (c) with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and (d) otherwise, the outstanding principal amount thereof.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee”: as defined in Section 10.5.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense”: for any period, the consolidated interest expense of the MLP and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the MLP or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Lease Obligations, (ii) original issue discount, (iii) capitalized interest, (iv) non-cash interest expense (other than non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP), and (v) net of the effect of all payments made or received pursuant to Swap Agreements but excluding (a) amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) and (b) non-cash interest expense attributable to movement in mark to market valuation of obligations under Hedging Agreements or other derivatives under GAAP.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Termination Date.

“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (whether in cash or other assets (calculated at the fair market value with respect to any assets)), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

“IRS”: the United States Internal Revenue Service.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” or “Loans”: as the context requires, the Term Loan and/or any ABR Loan or Eurodollar Loan comprising the Term Loan.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Notice” means a notice of (a) a borrowing of a Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, in each case pursuant to Section 2.2 or 2.9, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Loan Party”: each Group Member that is a party to a Loan Document. For the avoidance of doubt, it is agreed that no Excluded Subsidiary shall be a Loan Party unless such Excluded Subsidiary is a borrower or guarantor in respect of the Revolving Credit Facility.

“Majority Lenders”: (a) if there is only one Lender, such lender and (b) otherwise, at least two Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans. The outstanding unpaid principal amount of the Loans of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or condition (financial or otherwise) of the MLP and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Indebtedness”: means any Indebtedness of the MLP or its Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, or pollutants, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, urea formaldehyde insulation, coal combustion byproducts or waste, boiler slag, scrubber residue, or flue desulphurization residue.

“Mine”: any excavation or opening into the earth now and hereafter made from which coal is or can be extracted from any real property.

“Mining Laws”: any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the Surface Mining Control and Reclamation Act, each as amended or its replacement, and their state and local counterparts or equivalents.

“Mining Lease”: a lease, license or other use agreement which provides the MLP or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary or desirable in order to recover coal from any Mine. Leases which provide the MLP or any other Subsidiary the right to construct and operate a conveyor, crusher plant, silo, load out facility, rail spur, shops, offices and related facilities on the surface of any real property containing such reserves shall also be deemed a Mining Lease.

“Moody’s”: as defined in the definition of Cash Equivalents.

“Mortgaged Properties”: the real properties listed in Part A of Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by the MLP or any of its Restricted Subsidiaries, net of (i) attorneys’ fees, accountants’ fees, insurance adjusters’, environmental consultants’, engineers’, architects’ and other professionals’ and consultants’ fees, environmental impact assessment, environmental inspection and other property-related report, inspection and testing fees and charges, investment banking fees, survey, engineering and inspection costs, title insurance premiums, title opinions and related search and recording charges, zoning report fees and charges, transfer taxes, deed or mortgage recording taxes and brokerage, appraisal, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) in the case of any Asset Sale or Recovery Event by a non-wholly owned

Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the MLP or a wholly-owned Restricted Subsidiary as a result thereof (it being understood that such pro rata portion, subject to compliance with Section 7.6, shall be available for distribution to the holder(s) of such minority interest), (iv) taxes paid or reasonably estimated to be payable as a result thereof, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the MLP or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds) and (vi) without duplication of clause (v) above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the MLP or any of the Restricted Subsidiaries including, without limitation, pension plan and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Asset Sale or Recovery Event occurring on the date of such reduction); provided, that, if no Event of Default under Section 8(a) or (f) exists and the MLP intends in good faith to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair Additional Assets or other assets useful in the business of the MLP or its Restricted Subsidiaries or to make Permitted Acquisitions, in each case within 15 months of such receipt (the “Reinvestment Period”), such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent, within the Reinvestment Period, not so used or made subject to a binding commitment to be so used (it being understood that if any portion of such proceeds are not so used but are so committed to being used during the Reinvestment Period, then upon the termination of such commitment or if such Net Cash Proceeds are not so used within a subsequent 9-month period, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Cash Proceeds if an Event of Default under Section 8(a) or (f) has occurred and is continuing at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default under Section 8(a) or (f) had occurred and was continuing); and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax credits or deductions that reduce the amount of taxes and any tax sharing arrangements).

“New York UCC”: as defined in the Guarantee and Collateral Agreement.

“Non-Consenting Lender”: as defined in Section 2.19.

“Non-Recourse Debt”: Indebtedness as to which (i) neither the MLP nor any Restricted Subsidiary provides any guarantee other than a pledge of Capital Stock of any Person that is a primary obligor in respect of such Indebtedness and is not the MLP or a Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Indebtedness of the MLP or any Restricted Subsidiary.

“Notes”: the collective reference to any promissory note evidencing Loans, in each case substantially in the form of Exhibit G.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post- petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the General Partner, any Borrower or any other Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, termination payments, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower or any other Loan Party pursuant hereto) or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Agreement”: Omnibus Agreement dated as of January 24, 2013 among the Parent, the MLP and the General Partner, as amended by Amendment No. 1, dated as of March 7, 2014 and Amendment No. 2, dated as of January 13, 2015.

“Operational EBITDA”: as defined in the definition of Consolidated EBITDA.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19).

“Parent”: SunCoke Energy, Inc., a Delaware corporation.

“Parent Notes” means $44,600,000 aggregate principal amount of the Parent’s 7 5/8% Senior Notes due 2019 originally assumed by the MLP in August 2015 as partial consideration for the acquisition by the MLP of equity interests in Gateway Energy & Coke Company, LLC.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Partnership Agreement”: the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of January 24, 2013.

“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA or any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition”: any direct or indirect acquisition by the MLP or a Restricted Subsidiary, in a transaction or series of related transactions permitted by Section 7.8 (including, without limitation, Section 7.8(c)), of (a) more than 50% of any class of Voting Stock of any Person, (b) all or substantially all of the coal or other mineral reserves of any Person or (c) all or substantially all of the property and assets or business of another Person or any assets or business of any other Person constituting a business unit, line of business or division of any Person.

“Permitted Business”: any of the businesses in which the MLP and its Subsidiaries are engaged on the Closing Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Liens”:

(i) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.3 or Section 6.10;

(ii) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue (subject to extension by mutual agreement by the obligee and obligor) by more than 30 days or are being contested in compliance with Section 6.3;

(iii) (A) pledges or deposits (I) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or similar legislation or (II) to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, (B) good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business, or (C) Liens on the property and assets of the MLP or any Restricted Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety and appeal bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money or the obtaining of advances or credit;

(iv) customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

(v) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(vi) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like and Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the applicable joint venture agreements;

(vii) Liens incurred in the ordinary course of business securing obligations not constituting Indebtedness for borrowed money and not in the aggregate materially detracting from the value of the properties of the MLP and its Restricted Subsidiaries or their use in the operation of the business of the MLP and its Restricted Subsidiaries;

(viii) existing or future grants of coal bed methane leases or oil and gas or other hydrocarbon leases granted by any Governmental Authority or other third party and associated pipelines, collection facilities, accessways and easements pertaining to the same;

(ix) surface use agreements, mining agreements, easements, covenants, conditions, restrictions, declarations, zoning restrictions, rights of way, minor defects in title, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, railroad trackage, siding and spur rights and agreements, transmission and transportation lines, related to real property (and together with all the foregoing Liens in this subsection (ix), collectively, “Real Property Liens”), (A) which are in existence on the date hereof or with respect to after-acquired property, which are in existence on the date of such acquisition (as the same may be amended or modified from time to time), or (B) imposed by law or arising in the ordinary course of business, in each case that do not secure any monetary obligation, and in each case do not materially detract from the value of the affected real property for the purpose for which it is being used at the time of evaluation (subject to and taking into account any implied, express or historical consent, permission or other acquiescence by the holder of any Real Property Lien) and do not materially interfere with the ordinary conduct of business of the MLP or any Subsidiary as actually conducted at the time of evaluation;

(x) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8(h);

(xi) any precautionary uniform commercial code financing statement filing in respect of leases (and not any Indebtedness) entered into the ordinary course of business;

(xii) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the MLP or one of its Subsidiaries, with respect to real property where the MLP or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(xiii) layback arrangements, joint operation arrangements and similar arrangements with adjoining coal operators;

(xiv) with respect to water rights, Liens imposed by the doctrine of prior appropriation (including seniority of water rights), the necessity to put the water to a beneficial use, restrictions imposed by the applicable Governmental Authority and the actual availability of water (including restrictions on the use of ground water);

(xv) farm, grazing, hunting, recreational and residential leases with respect to which the MLP or any Subsidiary is a lessor encumbering portions of any property to the extent such leases would be granted or permitted by a prudent operator of mining properties similar in use and configuration to real properties;

(xvi) encumbrances typically found upon real property used for mining purposes in the applicable jurisdiction in which the applicable real property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such real property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(xvii) rights and easements of owners (i) of undivided interests in any of the real property where the MLP or its Subsidiaries own less than 100% of the fee interest, (ii) of interests in the surface of any real property where the MLP or its Subsidiaries do not own or lease such surface interest, (iii) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the MLP or its Subsidiaries do not own such coal or other minerals, and (iv) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by the MLP or its Subsidiaries;

(xviii) with respect to any real property in which the MLP or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(xix) rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person;

(xx) Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2(n) covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(xxi) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxii) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the MLP or any Restricted Subsidiary on deposit with or in possession of such bank;

(xxiii) Liens incurred in the ordinary course of business to secure liability to insurance carriers;

(xxiv) non-exclusive licenses of intellectual property in the ordinary course of business;

(xxv) Liens to secure a defeasance trust;

(xxvi) Liens arising under retention of title, hire, purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the MLP or any Restricted Subsidiary in the ordinary course of business on arm’s length terms; and

(xxvii) with respect to all real property in which the MLP or any Restricted Subsidiary owns less than a fee interest, all Real Property Liens and all other liens, encumbrances, charges, mortgages, security interests and any and all other Liens of whatsoever nature which are suffered or incurred by the fee owner, any superior lessor, sublessor or licensor, or any inferior lessee, sublessee or licensee.

“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement of any Indebtedness of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, extended or replaced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees (including original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder;

(b) such modification, refinancing, refunding, renewal, extension or replacement has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced (excluding the effect of any prepayments of scheduled amortization); and

(c) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, extended or replaced is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations, (ii) such modification, refinancing, refunding, renewal, extension or replacement is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced or any other Person who would have been permitted to incur such Indebtedness hereunder and (iii) to the extent that the Liens securing the Indebtedness being refinanced is subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: (A) any “employee benefit plan,” as defined in Section 3(3) of ERISA (except a Multiemployer Plan) in respect of which any Group Member or (B) with respect to any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code any ERISA Affiliate, (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) has any liability.

“Platform”: as defined in Section 6.2.

“Policy” and “Policies”: as defined in Section 5.1(g).

“Preferred Stock”: with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Pro Forma Basis”: for purposes of calculating any financial ratio,

(i) pro forma effect will be given to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than ordinary working capital borrowings) incurred during or after the applicable period to the extent the Indebtedness is outstanding or is to be incurred on the date as if the Indebtedness, Disqualified Capital Stock or Preferred Stock had been incurred on the first day of the applicable period;

(ii) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date on which such ratio is calculated (taking into account any Hedging Agreement applicable to the Indebtedness if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire applicable period;

(iii) Fixed Charges related to any Indebtedness, Disqualified Capital Stock or Preferred Stock (other than ordinary working capital borrowings) no longer outstanding or to be repaid or redeemed on the date on which such ratio is calculated, will be excluded;

(iv) asset acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the MLP or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the applicable period or subsequent to such applicable period and on or prior to or simultaneously with the date on which such ratio is calculated shall be calculated on a pro forma basis assuming that all such acquisitions and dispositions (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges, Consolidated Senior Secured Debt or Consolidated Total Debt and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the General Partner (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended, or any other regulation or policy of the SEC related thereto); provided that the benefits resulting therefrom are anticipated by the MLP to be realized in the good faith judgment of the chief financial officer of the General Partner within 18 months;

(v) any Person that is a Restricted Subsidiary on the date on which such ratio is calculated will be deemed to have been a Restricted Subsidiary at all times during such applicable period, and if, since the beginning of the applicable period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the MLP or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidated or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the applicable financial ratio shall be adjusted giving pro forma effect thereto for such period as if such asset acquisition or disposition (including, without limitation, the acquisition or disposition of companies, divisions, lines of business or non-ordinary course assets), merger, consolidation or discontinued operation had occurred at the beginning of the applicable period; and

(vi) any Person that is not a Restricted Subsidiary on the date on which such ratio is calculated will be deemed not to have been a Restricted Subsidiary at all times during such applicable period.

Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the General Partner.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Public Lender”: as defined in Section 6.2.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Real Property Liens”: as defined in the definition of Permitted Liens.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Period”: as defined the definition of Net Cash Proceeds.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migrating of any Materials of Environmental Concern into the indoor or outdoor environment.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the General Partner, but in any event, with respect to financial matters, the chief financial officer of the General Partner, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of the General Partner and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the General Partner so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the General Partner designated in or pursuant to an agreement between the General Partner and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the General Partner shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the General Partner and such Responsible Officer shall be conclusively presumed to have acted on behalf of the General Partner. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment”: any (i) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the MLP or any of its Restricted Subsidiaries (other than dividends or distributions paid in the MLPs’ Qualified Capital Stock), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the MLP held by Persons other than the MLP or any of its Restricted Subsidiaries or (ii) prepayment, purchase, repurchase redemption of, or other principal payment in respect of, Subordinated Debt prior to any scheduled payment or maturity thereof, other than (x) payments of interest when due and principal when due in accordance with the scheduled maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or (y) a payment of intercompany Subordinated Debt.

“Restricted Subsidiary”: any Subsidiary of the MLP other than an Unrestricted Subsidiary.

“Revolving Credit Facility”: that certain Credit Agreement, dated as of January 24, 2013, among the Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, supplemented, restated or otherwise modified from time to time in a manner not prohibited by this Agreement.

“S&P”: as defined in the definition of Cash Equivalents.

“Sale and Leaseback Transaction”: with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, and, if applicable to any Group Member, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Note Indenture”: the Indenture entered into by the MLP, FinCo and certain Subsidiaries of the MLP in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by the MLP or such Subsidiaries in connection therewith.

“Senior Notes”: any senior unsecured notes of the MLP and FinCo issued pursuant to the Senior Note Indenture and any exchange notes with respect thereto.

“Solvent”: when used with respect to any Person or group of Persons, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person or group will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person or group will, as of such date, be greater than the amount that will be required to pay the liability of such Person or group on its debts as such debts become absolute and matured, (c) such Person or group will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person or group will be able to pay its debts as they mature. For the purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Acquisition Period”: any period which includes the remainder of a Fiscal Quarter, and the immediately succeeding two Fiscal Quarters, in which the MLP or any Restricted Subsidiary acquires Additional Assets with a Fair Market Value in excess of $50,000,000 in the aggregate. The parties agree that a Specified Acquisition Period applies with respect to the acquisition by the MLP of Raven Energy LLC and Jacob Materials Handling LLC on August 12, 2015.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the documentation for any Material Indebtedness.

“Stated Maturity”: (i) with respect to any Indebtedness, the date specified as the fixed date on which the final installment of principal of such Indebtedness is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt”: any unsecured Indebtedness of the Loan Parties which is subordinated in right of payment to the Obligations, pursuant to a written agreement to that effect, which Indebtedness shall have a Stated Maturity that is at least one year later than the Termination Date and no amortization payouts or other mandatory prepayments (other than customary change of control and asset sale prepayment provisions) prior to such date.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the MLP.

“Subsidiary Guarantor”: at any time, each Subsidiary that guarantees the Obligations under the Guarantee and Collateral Agreement, provided that no Foreign Subsidiary shall be a Subsidiary Guarantor.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the MLP or any of its Subsidiaries shall be a “Swap Agreement.”

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: May 9, 2019.

“Term Loan”: as defined in Section 2.1.

“Test Period”: at any time, the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered or are required to have been delivered pursuant to Section 6.1(a) or 6.1(b).

“Threshold Amount”: $20,000,000.

“Title Insurance Company”: as defined in Section 5.1(g).

“Transaction Documentation”: collectively, the Senior Note Indenture, the Senior Notes, this Agreement and the Omnibus Agreement, in each case as in effect on the Closing Date.

“Transaction Liens”: the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Transactions”: collectively, the transactions to occur on or about the Closing Date pursuant to the Transaction Documentation or other agreements existing on or prior to the Closing Date, including without limitation (i) the execution, delivery and performance of this Agreement and the Loan Documents, (ii) the borrowing of the Loans hereunder and the use of the proceeds thereof, and (iii) the consummation of one or more transactions on or after the date hereof that will result in the MLP having no further liability with respect to the Parent Notes.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the MLP designated by the board of directors of the General Partner as an Unrestricted Subsidiary pursuant to Section 6.11 subsequent to the date hereof.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.16(f)(ii)(B)(iii).

“Voting Stock”: with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: the relevant Loan Party and the Administrative Agent.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Joint and Several Obligations; Borrowers’ Agent.

(a) All obligations of the Borrowers hereunder shall be joint and several. Any notice, request, waiver, consent or other action made, given or taken by any Borrower shall bind all of the Borrowers.

(b) Each of the Loan Parties hereby authorizes the MLP to act as agent for all of the Loan Parties, and to execute and deliver on behalf of any Loan Party such notices (including Loan Notices), requests, waivers, consents, certificates, and other documents, and to take any and all actions, required or permitted to be delivered or taken by the Loan Parties hereunder. Each Loan Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by the MLP or any Responsible Officer of the General Partner and any such actions taken by the MLP or any Responsible Officer of the General Partner shall bind each Loan Party.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make its portion of a term Loan (the “Term Loan”) to the Borrowers in Dollars on the Closing Date in an aggregate principal amount which does not exceed the amount of such Lender’s Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may from time to time consist of Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b) The Borrowers shall repay the outstanding principal amount of the Loan in installments on the last Business Day of each March, June, September and December set forth below and on the Termination Date in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.7 or 2.8), unless accelerated sooner pursuant to Section 8:

Payment Dates	Principal Amortization Payment

December, 2017	$1,250,000
March, 2018	$1,250,000
June, 2018	$1,250,000
September, 2018	$1,250,000
December, 2018	$1,250,000
March, 2019	$1,250,000
Termination Date	remaining balance

2.2 Procedure for Borrowing. Each borrowing of a Loan shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans, specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof in excess thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such Loan Notice from a Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 [Reserved].

2.4 [Reserved].

2.5 Fees, etc. The MLP agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter.

2.6 [Reserved].

2.7 Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium (except as provided in the final sentence of this Section) or penalty, upon irrevocable notice delivered to the Administrative Agent (which notice shall be in a form reasonably acceptable to the Administrative Agent) no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Any prepayment of the Term Loan that is made prior to the date that is 150 days after the Closing Date shall be accompanied by a fee equal to 1.00% of the principal amount of such prepayment.

2.8 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member after the date hereof (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans, together with a fee equal to 1.00% of the principal amount of such prepayment to the extent made prior to the date that is 150 days after the Closing Date.

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in each case in respect of Collateral and occurring after the date hereof then 100% of such Net Cash Proceeds shall be applied (or distributed to the MLP for application by the MLP) within three Business Days of such date (or, if later, the date otherwise provided for in the definition of Net Cash Proceeds) toward the prepayment of the Loans as set forth in Section 2.8(c).

(c) Amounts to be applied in connection with prepayments made pursuant to this Section 2.8 shall be applied, to the prepayment of the remaining scheduled principal amortization payments of the Loans in inverse order of maturity and in accordance with Section 2.14(b). The application of any prepayment pursuant to this Section 2.8 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.8 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. With respect to mandatory prepayments pursuant to this Section 2.8, a ratable portion of the Net Cash Proceeds may be applied to prepay obligations under the Revolving Credit Facility to the extent required thereby.

2.9 Conversion and Continuation Options. (a) Any Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election, which may be given by (1) telephone, or (2) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each Loan Notice must be received by the Administrative Agent no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Loan Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent (which may be given by (1) telephone, or (2) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if any Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such Loan Notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than six Eurodollar Tranches shall be outstanding at any one time.

2.11 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.11 shall be payable from time to time on demand.

2.12 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers’ Agent and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers’ Agent, deliver to the Borrowers’ Agent a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give notice thereof to the Borrowers’ Agent and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans (in each case in clauses (x), (y) and (z), whose rate shall be determined without the utilization of the Eurodollar Base Rate component in determining the ABR Rate). Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall any Borrower have the right to convert Loans to Eurodollar Loans.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section and the Borrowers shall so request, the Administrative Agent, the affected Lenders and the Borrowers shall negotiate in good faith to amend the definition of “Eurodollar Base Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such affected Loans will be handled as otherwise provided pursuant to the terms of this Section

2.14 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder shall be made pro rata according to the respective Applicable Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the applicable Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrowers’ Agent prior to the date of any payment due to be made by a Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrowers within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrowers.

(f) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.7 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.7.

2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate

(ii) subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its Loans, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers’ Agent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any holding company controlling such

Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such holding company’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such holding company for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.15, no Borrower shall be required to compensate a Lender pursuant to this Section 2.15 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrowers’ Agent of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes. (a) (i) Each payment by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law. If any applicable law, including the Code (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of deducted or withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 2.16), the applicable Credit Party receives the amount it would have received had no such deduction or withholding of Indemnified Taxes been made.

(ii) Subject to Section 2.16(a)(i), if any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b) The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party for any Indemnified Taxes that are paid or payable by or required to be withheld or deducted from a payment to such Credit Party in connection with any Loan Document (including Indemnified Taxes paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto; provided, however, that the Loan Parties shall not be required to indemnify any Credit Party for any Indemnified Taxes the demand for which is made to the applicable Loan Party more than nine months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Credit Party for payment of such Indemnified Taxes, and (ii) the date on which such Credit Party has made payment of such Indemnified Taxes (except that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). The indemnity under this Section 2.16(d) shall be paid within 10 days after the Credit Party delivers to the Borrowers’ Agent a certificate stating the amount of any Indemnified Taxes so paid or payable by such Credit Party and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Credit Party shall deliver a copy of such certificate to the Administrative Agent. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.16(e) below; provided that, such Lender shall indemnify the applicable Loan Party and shall make payment in respect thereof, within 10 days after written demand therefor, to the extent of any payment by such Loan Party to the Administrative Agent pursuant to this sentence with respect to Taxes described in clauses (ii) and (iii) of Section 2.16(e).

(e) Each Lender shall severally indemnify (i) the Administrative Agent for any Indemnified Taxes (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender, (ii) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent or a Loan Party in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent or a Loan Party, as applicable, delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or such Loan Party. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers’ Agent and the Administrative Agent, at the time or times reasonably requested by the Borrowers’ Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers’ Agent or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers’ Agent or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers’ Agent or the Administrative Agent as will enable the Borrowers’ Agent or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in any Requirements of Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrowers’ Agent or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers’ Agent and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender (or, if the Lender is disregarded as an entity separate from its owner for U.S. Tax purposes, its sole owner) with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Borrowers’ Agent and the Administrative Agent (in such number of copies reasonably requested by the Borrowers’ Agent and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) any Lender that is a U.S. Person shall deliver executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Lender that is not a U.S. Person shall deliver whichever of the following is applicable:

i.	(1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.	executed copies of IRS Form W-8ECI;

iii.	in the case of a Lender claiming the portfolio interest exemption under Section 881(c) of the Code, both (1) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit F-1 (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or

iv.	to the extent such Lender is not the beneficial owner, (1) executed copies of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B)(i), (B)(ii), (B)(iii) and (C) of this Section 2.16(f)(ii) from each beneficial owner; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit F-2 on behalf of such partners;

(C) any Lender that is not a U.S. Person shall deliver executed copies of any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers’ Agent or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers’ Agent and the

Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers’ Agent and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers’ Agent and the Administrative Agent as may be necessary for the Borrowers’ Agent and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the replacement or resignation of the Administrative Agent and the repayment, satisfaction or discharge of all other obligations under the Loan Documents.

(i) For purposes of this Section 2.16, the term “applicable law” includes FATCA.

2.17 Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.17 submitted to the Borrowers’ Agent by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) or (d) with respect to such Lender, it will, if requested by the Borrowers’ Agent, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.15 or 2.16(a) or (d).

2.19 Replacement of Lenders. The Borrowers’ Agent shall be permitted to replace any Lender that (a) is entitled to additional amounts pursuant to Section 2.15 or 2.16(a) or (d), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders has been obtained) (any such Lender, a “Non-Consenting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a) or (d), as the case may be, (ix) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; (x) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and (xi) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders” and Section 10.1;

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.20(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Borrowers’ Agent agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall, to the extent applicable, purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 3

[RESERVED]

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, except to the extent any such representations and warranties relate, by their terms, to a specific date, as of the date hereof (and as required under Section 5.2) the Borrowers hereby represent and warrant to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) [reserved].

(b) The audited consolidated balance sheet of the MLP as of December 31, 2014, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the MLP and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the Fiscal Year then ended. The unaudited consolidated balance sheet of the MLP and its Subsidiaries as of September 30, 2015, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the MLP and its consolidated Subsidiaries as of such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).

4.2 No Change. Since December 31, 2014, there has been no development or event that has had or is reasonably expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent, with respect to a Subsidiary, where any failure to maintain existence or good standing would not have a Material Adverse Effect, (b) has the corporate or other organizational power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the lack of any such power or authority would not reasonably be expected to cause a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all applicable Requirements of Law (excluding Environmental Laws and ERISA, but including the Patriot Act) except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which a Loan Party is a party, except (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (ii) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) those filings and actions agreed by the parties to be taken after the Closing Date pursuant to and in accordance with the terms of the Collateral Documents and (iv) any consent, authorization, filing or notice, where the failure to obtain any such consent or authorization or to make any such filing or give any such notice would not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each Loan Document will be, duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which a Loan Party is a party, the borrowings hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law or any Contractual Obligation of any Group Member, except where any such violation would not reasonably be expected to result in a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), except where any such creation or imposition of any such Lien would not reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrowers’ Agent, threatened by or against any Group Member or against any of their respective properties or revenues which is reasonably expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property. Each Group Member has good record title in fee simple or fee simple with respect to surface rights only to all of the Mortgaged Property, valid lease-hold interests in, easements or other limited property interests in all of its other real property, and good title to, or a valid leasehold interest in, all its other property except, in each case, where the failure to have such interests does not have a material adverse effect on the current operations of the Business of the owner of such other real property or other property), in each case except for all Liens permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for any failures to own or license such Intellectual Property which would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted against any Group Member and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrowers’ Agent know of any valid basis for any such claim, except, in each case, for claims that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers’ Agent, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person, except for such infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material Tax returns, which, to the knowledge of the Borrowers’ Agent, are required to be filed by such Group Member and has paid or made provision for the payment of all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property in respect thereof received by such Group Member, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than, in each case, (a) any Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member and (b) other Taxes where any such failure to file or any such failure to pay would not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed in respect of any material amount of unpaid Taxes in respect of which, to the knowledge of the Borrowers’ Agent, any claim is being asserted, except where such claim is not reasonably expected to result in a Material Adverse Effect with respect to any such Tax.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers’ Agent will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with said Regulation U and any applicable forms required from time to time thereunder. No Loan Party is or will be principally engaged or substantially involved in the business of extending credit for the purpose of “buying” or “carrying” any “margin stock.”

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of the Borrowers’ Agent, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member in respect of employee health and welfare insurance have been paid or accrued as a liability on the most recent audited financial statements of the relevant Group Member.

4.13 ERISA. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) each Group Member and each ERISA Affiliate are in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (c) all liabilities required to be accrued by Accounting Standards Codification No. 715: Compensation Retirement Benefits with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Accounting Standards Codification No. 715: Compensation Retirement Benefits; and (d) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent audited financial statement reflecting such amounts, exceed the Fair Market Value of the assets of such Pension Plan allocable to such accrued benefits.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or state statue or regulation (other than Regulation X of the Board) that limits its ability to incur Indebtedness under the Loan Documents.

4.15 Subsidiaries. Schedule 4.15 lists the correct legal name and jurisdiction of incorporation or formation of all of the Subsidiaries of the MLP as of the Closing Date.

4.16 Use of Proceeds. The proceeds of the Loans will be used (i) to consummate one or more transactions on or after the date hereof that will result in the MLP having no further liability with respect to the Parent Notes, (ii) to pay costs and expenses incurred in connection with the Transactions, and (iii) for general corporate, partnership and limited liability company purposes.

4.17 Environmental Matters. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and during its period of ownership, lease or operation of the Properties, have not previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute a violation of, or would reasonably be expected to give rise to liability on the part of such Group Member under, any applicable Environmental Law;

(b) no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding any applicable Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Responsible Officer of the Borrowers’ Agent have knowledge that any such notice has been threatened in writing;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any Property in violation of, or in a manner that would reasonably be expected to give rise to liability on the part of any Group Member under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of the Borrowers’ Agent, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no Release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of any applicable Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the five-year period prior to the date on which this representation is made or deemed made on the date of any extension of credit been in compliance, with all applicable Environmental Laws; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, written certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the this Agreement or the other Loan Documents, taken as a whole with all other certificates, documents and written statements furnished prior to or substantially contemporaneously therewith, contained, as of the date such statement, information, written document or written certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact known to the Borrowers’ Agent and necessary to make the statements contained herein or therein, in light of the circumstances under which they were or will be made not misleading; provided that, with respect to projections and pro forma financial information contained in the materials referenced above the Borrowers represent only that such information was prepared in good faith based upon estimates and assumptions believed by management of the Borrowers’ Agent to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, the Borrowers have disclosed to the Lenders all facts known to them that would reasonably be expected to have a Material Adverse Effect.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will, to the extent required therein, be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest under the New York UCC in the Collateral described therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement constituting certificated securities (as defined in the New York UCC), when such certificated securities are delivered to the Administrative Agent or, as contemplated by the Guarantee and Collateral Agreement to the administrative agent for the Revolving Credit Facility (together with a properly completed and signed stock power or endorsement executed in blank), the security interest created under the Guarantee and Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Stock, prior and superior in right to any other Person (except for Liens securing the Obligations (as defined in the Revolving Credit Facility) which may rank pari passu), to the extent that such security interest can be perfected under the New York UCC. In the case of the other Collateral described in the Guarantee and Collateral Agreement, when uniform commercial code financing statements in appropriate form are filed in the applicable offices, the security interest created under the Guarantee and Collateral Agreement shall constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing uniform commercial code financing statements, prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3).

(b) Each of the Mortgages, upon execution and delivery thereof by the parties thereto, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages are filed in the jurisdictions specified therein, each such Mortgage shall constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, in each case prior and superior to the rights of any other Person (except for rights secured by Liens permitted by Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the MLP or any of its Restricted Subsidiaries (other than Excluded Subsidiaries) that has a value, in the reasonable opinion of the MLP, in excess of $10,000,000.

4.20 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and as of the date of each other extension of credit hereunder after, in each case, the application of the proceeds of such Loans, and after giving effect to the rights of subrogation and contribution under the Guarantee and Collateral Agreement and otherwise, the MLP and its Restricted Subsidiaries, taken as a whole and on a consolidated basis, will be Solvent.

4.21 OFAC.

None of the MLP, nor any of its Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, or, to the extent applicable, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

4.22 Anti-Corruption Laws.

The MLP and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and, to the extent applicable, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, to the extent applicable.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Lender, and (ii) the Guarantee and Collateral Agreement, executed and delivered by the MLP and each Restricted Subsidiary that is not an Excluded Subsidiary.

(b) Approvals. All governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

(c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent such jurisdiction provides such certifications), and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (to the extent such jurisdiction issues such certificates).

(e) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(i) the legal opinion of Vinson & Elkins L.L.P., counsel to the MLP and its Subsidiaries; and

(ii) the legal opinion of local counsel in Ohio and of such other special and local counsel as may be reasonably requested by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Intercreditor Agreement. The Administrative Agent shall have received an intercreditor agreement, in form and substance satisfactory to the Administrative Agent, executed by the administrative agent for the Revolving Credit Facility.

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(h) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property (other than the properties located in Madison County, Illinois), executed and delivered by a duly authorized officer of each party thereto. In any jurisdiction which requires the payment of mortgage recording tax, the maximum amount secured by any Mortgage shall be subject to the reasonable approval of the Administrative Agent, not to exceed the value of the property (together with improvements).

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company selected by the mortgagor, and reasonably acceptable to the Administrative Agent issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, either aerial surveys, so-called “Express Maps” or maps or plats of an as-built survey, in each case which may show the general outlines or contours of material buildings and improvements without the necessity for specific heights, dimensions or additional building details of such buildings and improvements and are sufficient for the Title Insurance Company to remove the survey exception from the respective policy, of the sites of the Mortgaged Properties reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor or equivalent licensed professional authorized to perform such work under local law reasonably satisfactory to the Administrative Agent and the Title Insurance Company (except in the case of Express Maps, which shall be performed in accordance with customary industry practice but shall not be certified).

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property (other than the properties located in Madison County, Illinois) a mortgagee’s title insurance policy (or policies) or a marked up unconditional binder for such insurance, with a maximum amount of liability not in excess of the Commitments and reasonably allocated among the Mortgaged Properties, subject to all Liens permitted by Section 7.3 and otherwise in each case in form and substance reasonably satisfactory to the Administrative Agent, subject to the provisions of subsection (ii) above and the further provisions hereof (individually, a “Policy”, and collectively, the “Policies”). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such Policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. Notwithstanding the foregoing, (A) with respect to all such policies, in any case where a zoning endorsement would otherwise be requested by the Administrative Agent and the cost of same is a percentage of the base title premium or otherwise more than a nominal amount, the Administrative Agent will reasonably consider the Borrowers’ reasonable requests that Administrative Agent accept a zoning report from a nationally recognized provider and/or a zoning opinion as may be reasonably requested by the Administrative Agent, and (B) with respect to all other endorsements which Administrative Agent may reasonably request and which are charged as a percentage of the base title premium, the Administrative Agent will reasonably consider the Borrowers’ reasonable requests for alternative and less expensive forms of assurance or protection or for elimination of such request entirely.

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (except that flood insurance shall be required only with respect to such portions of such real property which are improved with buildings and improvements of a substantial nature which are material to the conduct of the business presently being conducted thereon, or as to which the Administrative Agent is required by law to require such flood insurance), (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the MLP has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(i) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.03(i) of the Guarantee and Collateral Agreement.

(j) Patriot Act. To the extent requested by a Lender at least 5 days prior to the Closing Date, the Borrowers shall have provided to such Lender all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(k) Financial Statements. The Lenders shall have received unaudited interim consolidated financial statements of the MLP for the Fiscal Quarter ended September 30, 2015.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent (a) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date and (b) any such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. In the case of the borrowing of a Loan, the Administrative Agent shall have received a Loan Notice as required by Section 2.2.

Each borrowing by the MLP hereunder shall constitute a representation and warranty by the MLP as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrowers shall and shall cause each of their respective Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the MLP and its consolidated Subsidiaries as of the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being understood that the report referred to in this sentence is the report with respect to the MLP’s audited financial statements and not any report with respect to the effectiveness of the MLP’s internal controls over financial reporting); and

(b) not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the MLP and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and of cash flows for such Fiscal Quarter and the portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding previous Fiscal Quarter and corresponding portion of the MLP’s previous Fiscal Year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be fairly stated in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed therein) consistently throughout the periods reflected therein. Any documents required to be delivered pursuant to subsection (a) or (b) above or Section 6.2(d) or 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the MLP posts such documents, or provides a link thereto, on the MLP’s website on the internet at the following website address: www.sxcpartners.com; or (ii) on which such documents are posted on the MLP’s behalf on Syndtrak, IntraLinks/IntraAgency or another relevant website, if any, to which each

Lender and the Administrative Agent have access (whether a commercial, third-party or SEC website or whether sponsored by the Administrative Agent; provided that the MLP shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent any Lender or the Administrative Agent reasonably demonstrates that it cannot access or obtain such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender:

(a) to the extent consistent with the internal policies of the independent public accountants reporting on the financial statements referred to in Section 6.1(a), concurrently with the delivery of such financial statements, a certificate of such independent certified public accountants (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretation) stating that in making the examination necessary for such report no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the financial covenants contained herein as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be, and (iii) in the case of annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party and (2) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (b) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each Fiscal Year, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the MLP and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected income and a reasonable description of the underlying assumptions applicable thereto), and, promptly when available, significant revisions, if any, of such budget with respect to such Fiscal Year (collectively, the “Projections”);

(d) within 45 days after the end of each Fiscal Quarter (or 90 days, in the case of the fourth Fiscal Quarter of each Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of the MLP and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, together with a summary comparison of the portion of the Projections covering such periods and of the comparable periods of the previous year;

(e) within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are sent, copies of all financial statements and material reports that the MLP sends to the holders of any class of its debt securities or public equity securities and, within 10 Business Days (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) after the same are filed, copies of all financial statements and reports that the MLP may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member requests with respect to any Multiemployer Plan; provided, that if the relevant Group Members have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall, to the extent and at the times permitted by Sections 101(k) and 101(l) of ERISA, promptly make a request for such documents or notices from such administrator or sponsor and the MLP shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(g) promptly, such additional available information regarding the business or financial condition of the Group Members (not otherwise required to be delivered to the Administrative Agent or any Lender under any Loan Document) as the Administrative Agent, or any Lender acting through the Administrative Agent, may from time to time reasonably request.

Each Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the MLP or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute non-public information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy (or renew or extend) at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) to the extent that any such failure to so pay, discharge or satisfy would not be reasonably expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence in its jurisdiction of organization and (ii) take all reasonable action required to maintain all rights, privileges and franchises required in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and Section 7.5 and except, in the case of clause (ii) above, to the extent that any other failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property in its business in good working order and condition (ordinary wear and tear excepted) except for any failures to maintain such property that would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries which are full, true and correct in all material respects and in conformity with GAAP and all applicable material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its material properties and examine and make abstracts from any of its books and records at any reasonable time, upon reasonable prior written notice delivered to the Borrowers’ Agent and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountant; provided, however, that all such inspections shall be coordinated by the Lenders and the Administrative Agent, and by the Administrative Agent with the Borrowers’ Agent in order to minimize disruption of the Group Members’ business, and so long as no Event of Default has occurred and is continuing, such inspections shall be limited to two per Fiscal Year.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default upon any Responsible Officer obtaining knowledge thereof;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member which would reasonably be expected to have a Material Adverse Effect, (ii) litigation, investigation or proceeding of or before any arbitrator or Governmental Authority by or against any Group Member in which there is a reasonable expectation of a determination adverse to such Group Member that would reasonably be expected to have a Material Adverse Effect or (iii) any early termination of, or force majeure event under, any coke sales agreements and energy sales agreements with AK Steel, ArcelorMittal or U.S. Steel (solely in the case of any force majeure event, to the extent such force majeure event would reasonably be expected to continue for a period of two weeks or more);

(c) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, could reasonably be expected to result in liability of any Group Member or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount, as soon as possible and in any event within 10 days after the MLP knows or has reason to know thereof; and

(d) any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply in all material respects with all applicable Environmental Laws, and obtain and comply with, in all material respects and maintain any and all licenses, approvals, notifications, registrations or permits materially required to be obtained and maintained by any Group Member by applicable Environmental Laws.

(b) Except as otherwise could not reasonably be expected to have a Material Adverse Effect, conduct and complete all investigations and all remedial, removal and other actions in respect of any Materials of Environmental Concern required to be conducted or completed by any Group Member under Environmental Laws and promptly comply in with all lawful orders and directives of all Governmental Authorities applicable to any Group Member regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (v) real property, (w) Excluded Collateral, (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(e) and (z) as otherwise set forth in the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, within thirty (30) days of the acquisition thereof (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement in such property), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of at least $10,000,000 (as determined at the time of acquisition) acquired after the Closing Date by any Loan Party (other than (x) Excluded Collateral, (y) any such real property subject to a Lien expressly permitted by Section 7.3(e) and (z) as otherwise set forth in the Security Documents), deliver, or cause to be delivered, within forty-five (45) days after the acquisition of such real property (or such longer period as the Administrative Agent, in its sole discretion, shall agree to), to the extent the same would be required under Section 5.1(h) if such real property were owned by a Loan Party on the Closing Date, (i) a fully executed Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property (with a maximum value not to exceed the cost of acquisition (excluding the value of any such mineral rights) in any jurisdiction in which a mortgage recording tax is payable), subject to Liens as permitted pursuant to Section 7.3, (ii) provide the Administrative Agent with title and extended coverage insurance covering such real property in an amount not in excess of the existing Commitments at the time of acquisition, subject to the same general provisions as contained in Section 5.1(h)(iii), as well as a current survey thereof together with a surveyor’s certificate (if applicable) in form and substance reasonably satisfactory to the Administrative Agent, subject to the same general provisions of Section 5.1(h)(ii); provided, however, that the survey requirements of this Section 6.9(b) may be satisfied by a customary “no change” affidavit with respect to any pre-existing or newly commissioned survey obtained in connection with such acquisition (if acceptable for survey coverage), and (iii) if requested by the Administrative Agent, legal opinions relating only to the validity and enforceability (but not the priority) of the Lien of such Mortgage, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, if the fee interest in such real property shall be acquired without a title policy and/or survey which would otherwise meet the foregoing requirements of this Section 6.9(b), then the title policy and/or survey requirements of this Section 6.9(b) shall be limited to that portion of such fee interest which comprises the most valuable real property as used in or material to the business currently conducted thereon at the time of the delivery in question, as reasonably determined by the Administrative Agent; provided however that with respect to the remainder of the fee interest in such property, the title company shall certify only that the mortgagor is the owner of record based on recorded deeds with respect to such real property, subject to all matters of record, all title defects, and all standard exclusions and exceptions; provided however that, other than property otherwise excluded in this Section 6.9, no more than $25,000,000 in value as determined at the time of the relevant acquisition (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of real property shall be excluded as Collateral under this clause (b).

(c) With respect to any new Restricted Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (c), shall include any existing Restricted Subsidiary that ceases to be an Excluded Subsidiary), within thirty (30) days of such creation or acquisition (or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) unless such Restricted Subsidiary is a Foreign Subsidiary, execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Restricted Subsidiary that is owned by any Loan Party, (ii) unless such Restricted Subsidiary is a Foreign Subsidiary, deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) unless such Restricted Subsidiary is an Excluded Subsidiary, cause such new Restricted Subsidiary (A) to become a party to (1) this Agreement as a “Borrower” and (2) the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Restricted Subsidiary that is a Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Subsidiary), within thirty (30) days of such creation or acquisition

(or such longer period as the Administrative Agent, in its sole discretion, shall agree to) (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement as the Administrative Agent reasonably requests to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent and with the priority required by the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by any Loan Party, provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged, (ii) deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Notwithstanding anything contained in any Loan Document to the contrary, (i) no Group Member shall be required to take any action in any jurisdiction to create any security interest in assets located or titled outside of the United States (or any political subdivision thereof) or to perfect any security interests in such assets, (ii) no Group Member shall be required to enter into any security agreement governed by the laws of any jurisdiction other than the United States (or any political subdivision thereof), and (iii) no Group Member shall be required to enter into any account control agreements with respect to deposit or securities accounts or take any other steps to perfect any security interest in such accounts or cash or cash equivalents.

(f) At such time as Raven Energy LLC is no longer subject to restrictions set forth in that certain Amended and Restated Credit Agreement, dated as of June 28, 2013, among Raven Energy LLC, as borrower, the lenders listed therein and Tyler Forks Iron Company LLC, as administrative agent, that prohibit Raven Energy LLC from granting security interests in its assets to secure the Obligations, Raven Energy LLC will pledge its assets to secure the Obligations on a pari passu basis with the Revolving Credit Facility and otherwise in accordance with this Section 6.9 assuming that such assets were acquired on the date such restrictions ceased to be in effect.

6.10 Payment of Taxes. The Borrowers will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Borrowers or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that none of the Borrowers or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge or levy which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which would not reasonably be expected to constitute a Material Adverse Effect.

6.11 Designation of Subsidiaries.

(a) Subject to Section 6.11(b) below, the board of directors of the General Partner may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the MLP therein at the date of designation in an amount equal to the Fair Market Value of the MLP’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b) The MLP may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary, or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i) the MLP shall be in compliance on a Pro Forma Basis with the covenants set forth in Section 7.1, calculated as of the last day of the most recently ended fiscal quarter of the MLP for which financial statements have been delivered pursuant to Section 6.1;

(ii) no Default or Event of Default exists or would result therefrom; and

(iii) in the case of clause (x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Capital Stock or own or hold any Lien on any property of the MLP or any Restricted Subsidiary, and (B) to the extent any Indebtedness of the Subsidiary is not Non-Recourse Debt, any guarantee thereof by the MLP or any Restricted Subsidiary is permitted under Sections 7.2 and 7.8.

6.12 Anti-Corruption Laws.

Conduct, and cause each of its Subsidiaries to conduct, its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and if applicable to any Group Member, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.13 Post-Closing Mortgages.

Within ninety (90) days following the Closing Date (or such later date as determined by the Administrative Agent in its sole discretion), with respect to the Mortgaged Properties located in Madison County, Illinois, deliver to the Administrative Agent, Mortgages with respect to such properties executed and delivered by a duly authorized officer of each party thereto, together with all other items required to be delivered pursuant to Section 5.1(h) with respect to the other Mortgaged Properties on the Closing Date, including fully paid flood hazard insurance on such Mortgaged Properties, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 and the rules and regulations promulgated thereunder, in each case as amended, supplemented or otherwise modified from time to time.

SECTION 7

NEGATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, no Borrower shall, and no Borrower shall permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters, commencing with the Fiscal Quarter ending December 31, 2015 and for every Fiscal Quarter thereafter, to exceed 4.50 to 1.00; provided, however, that during a Specified Acquisition Period, the Consolidated Leverage Ratio shall not exceed during the period commencing with the Fiscal Quarter ending December 31, 2015 and for every Fiscal Quarter thereafter, 5.00 to 1.00.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio determined as of the last day of any period of four consecutive Fiscal Quarters commencing with the Fiscal Quarter ending December 31, 2015, to be less than 2.50 to 1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the MLP or any Restricted Subsidiary to the MLP or any Restricted Subsidiary; provided that (x) Indebtedness owed by any Restricted Subsidiary that is not a Loan Party to the MLP, any Borrower or any Guarantor shall be subject to Section 7.8 and (y) Indebtedness owed by a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations;

(c) Guarantee Obligations by (i) the MLP or any Restricted Subsidiary of Indebtedness of the MLP or any Restricted Subsidiary; provided that guarantees by the MLP, any Borrower or any Guarantor of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 7.8; and (ii) the MLP or any Restricted Subsidiary pursuant to or contemplated by the Transaction Documentation;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e) Indebtedness of the MLP or any Restricted Subsidiary incurred in connection with any Sale and Leaseback Transaction provided that the amount of the Capital Lease Obligations outstanding at any time in connection with such Sale and Leaseback Transactions shall not exceed the greater of (A) $20,000,000 and (B) 2.0% of Consolidated Net Tangible Assets (determined at the time of incurrence) and in each case any Permitted Refinancing thereof;

(f) (i) Indebtedness of the MLP and FinCo in respect of the Senior Notes; provided that (A) on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, the MLP is in compliance with the covenants set forth in Section 7.1, (B) immediately prior to and after giving effect to the issuance of such Indebtedness on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (C) such Indebtedness shall not mature nor have any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to the date that is six months after the Termination Date and (D) the Senior Note Indenture or other agreement governing such Indebtedness shall not contain (1) any maintenance financial covenants or (2) other terms and conditions that are, taken as a whole, materially more restrictive to the MLP or any of its Subsidiaries than those set forth in this Agreement and (ii) Guarantee Obligations of any other Borrower or Subsidiary Guarantor in respect of such Indebtedness;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(h) Indebtedness of the MLP or any Restricted Subsidiary consisting of the financing of insurance premiums;

(i) Indebtedness arising from agreements of the MLP or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(j) (i) Indebtedness of any Person in existence on the date such Person becomes a Restricted Subsidiary as a result of an acquisition by the MLP or any Restricted Subsidiary or (ii) Indebtedness of the MLP or any Restricted Subsidiary incurred to finance the acquisition, construction, development, design or improvement of any assets (real or personal), including Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations, Disqualified Equity Interests, synthetic lease obligations and any Indebtedness assumed in connection with the acquisition of any such assets (real or personal) or secured by a Lien on any such assets before the acquisition thereof; and any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness outstanding at any time and permitted by this clause (j) shall not exceed the greater of $110,000,000 and 12% of Consolidated Net Tangible Assets (determined at the time of incurrence), and in each case, any Permitted Refinancing thereof;

(k) (i) Acquired Debt or (ii) Indebtedness incurred to finance an acquisition of Persons that are acquired by the MLP or any Restricted Subsidiary or merged into the MLP or a Restricted Subsidiary in accordance with the terms hereof, provided that, (x) in the case of Indebtedness incurred under clause (ii) of this Section 7.2(k), after giving effect to such acquisition and the Incurrence thereof (1) the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Leverage Ratio (including, if such acquisition would result in the occurrence of a Specified Acquisition Period, any adjustments in the Consolidated Leverage Ratio resulting from the occurrence of such Specified Acquisition Period) for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 4.00 shall be reduced to 3.75), (y) in the case of Indebtedness incurred under clause (i), such Indebtedness shall not be secured unless the Consolidated Senior Secured Debt Ratio, calculated on a Pro Forma Basis, would be no greater than 1.50 to 1.00 for the most recently ended Test Period and (z) in the case of Indebtedness incurred under clause (i) or (ii) of this Section 7.2(k) (1) the MLP is in compliance with Section 7.1 on a Pro Forma Basis and (2) no Event of Default shall have occurred and be continuing or would result therefrom and in each case, any Permitted Refinancing thereof;

(l) Subordinated Debt in an aggregate principal amount not to exceed at any one time outstanding $25,000,000;

(m) Indebtedness of the Parent or any of its Subsidiaries that is assumed by the MLP or any Restricted Subsidiary in connection with a transaction in which the MLP or any Restricted Subsidiary acquires assets from the Parent or any of its Subsidiaries, provided that (i) such Indebtedness is repaid promptly after such assumption; (ii) on a Pro Forma Basis after giving effect to the assumption and repayment of such Indebtedness, the MLP is in compliance with the covenants set forth in Section 7.1, and (iii) immediately prior to and after giving effect to the assumption and repayment of such Indebtedness on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or shall result therefrom;

(n) Indebtedness of the MLP or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, workers’ compensation claims, health or other types of social security benefits, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the MLP or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and in each case not in connection with the borrowing of money or the obtaining of advances;

(o) Hedging Agreements of the MLP or any Restricted Subsidiary not entered into for speculation;

(p) the incurrence by the MLP or Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary of the MLP or any a partnership or joint venture that is not a Restricted Subsidiary, but only to the extent that such liability is the result of the MLP’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an equity interest in, such Unrestricted Subsidiary or partnership or joint venture and not as guarantor of such Indebtedness, not to exceed at any one time outstanding $25,000,000;

(q) Indebtedness of the Loan Parties under the Revolving Credit Facility in an aggregate principal amount not to exceed 350,000,000 at any time outstanding and any Permitted Refinancing thereof; and

(r) other Indebtedness of the MLP and its Restricted Subsidiaries so long as: (i) at the time of the incurrence or issuance of such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) the MLP is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such incurrence; provided that the Consolidated Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the applicable Consolidated Leverage Ratio (including, if such Indebtedness is incurred in connection with any acquisition that would result in the occurrence of a Specified Acquisition Period, any adjustments in the Consolidated Leverage Ratio resulting from the occurrence of such Specified Acquisition Period) for the most recently ended Test Period set forth in Section 7.1(a) minus 0.25 (e.g., 4.00 shall be reduced to 3.75), (iii) such Indebtedness shall not mature nor have any scheduled amortization prior to the date that is one year after the Termination Date and (iv) the terms of the documentation for such Indebtedness do not require the MLP or any of its Restricted Subsidiaries to repurchase, repay or redeem such Indebtedness (or make an offer to do any of the foregoing) upon the happening of any event (other than as a result of an event of default thereunder or pursuant to customary “change of control” provisions or asset sale offers) prior to the Termination Date or subject to the payment in full of the Obligations.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the MLP or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) Transaction Liens;

(c) Permitted Liens;

(d) any Lien on any property of the MLP or any Restricted Subsidiary existing on the date hereof and listed in Schedule 7.3 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case, other than the initial property so subject to such Lien and the Indebtedness and other obligations originally so secured, and any modifications, replacements, renewals, extensions or refinancings thereof permitted hereunder;

(e) Liens on assets acquired, constructed, developed, designed or improved by the MLP or any Restricted Subsidiary; provided that (A) the Indebtedness secured by such Liens is permitted by Section 7.2(j), and (B) such Liens will only apply to such assets (plus additions, accessions, replacements to or of such assets);

(f) Liens securing Indebtedness permitted by Section 7.2(e) or (j)(ii); provided that any such Lien is not extended to cover any other property or assets of the MLP or any Restricted Subsidiary (except additions, accessions, replacement and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is permitted to be incurred under any other clause of this Section 7.3;

(g) [reserved];

(h) Liens securing Indebtedness or other obligations of the MLP or a Restricted Subsidiary to a Loan Party;

(i) Liens on Capital Stock of any Unrestricted Subsidiary;

(j) Liens securing obligations under Hedging Agreements of the MLP or any Restricted Subsidiary permitted under Section 7.2(o) and deposits and margin payments made in connection therewith, provided that the aggregate amount of such deposits and margin payments at any time shall not exceed $10,000,000;

(k) [reserved];

(l) Liens incurred in connection with Sale and Leaseback Transactions permitted under Section 7.2(e);

(m) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the MLP, provided such Liens were not created in contemplation thereof and do not extend to any other property of the MLP or any Restricted Subsidiary (except additions, accessions, replacements and improvements to or of the property or assets subject to such Lien), except to the extent such extended Lien is Permitted to be incurred under any other clause of this Section 7.3;

(n) Liens securing the Obligations (as defined in the Revolving Credit Facility) so long as such Liens are equal and ratable with the Transaction Liens and are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(o) Liens pursuant to or contemplated by the Transaction Documentation in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the MLP may be merged or consolidated with or into the MLP (provided that the MLP shall be the continuing or surviving Person) or with or into any other Restricted Subsidiary (provided that if either Restricted Subsidiary was a (i) Subsidiary Guarantor the surviving or continuing Person shall be a Guarantor and (ii) Borrower the surviving or continuing Person shall be a Borrower);

(b) any Restricted Subsidiary of the MLP may Dispose of any or all of its assets pursuant to a Disposition permitted by Section 7.5;

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary (except a Borrower or a Guarantor) may liquidate or dissolve if (i) the MLP determines in good faith that such liquidation or dissolution is in the best interests of the MLP and is not materially disadvantageous to the Lenders and (ii) no Default or Event of Default shall then exist.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares or other equity interest of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of inventory, used, obsolete or surplus equipment or reserves, Dispositions related to the burn-off of mines, Dispositions of surface rights and termination of Mining Leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining;

(b) Dispositions of cash or Cash Equivalents in any manner not otherwise prohibited by this Agreement;

(c) Dispositions to the MLP or a Restricted Subsidiary; provided that any such Dispositions to a Restricted Subsidiary that is not a Loan Party shall comply with Section 7.8;

(d) licensing and cross-licensing arrangements involving any technology or other intellectual property of the MLP or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; provided, however, that any such license or cross-license of technology or other intellectual property shall be on a non-exclusive basis;

(e) exchanges of assets of the MLP and its Restricted Subsidiaries (other than cash and Cash Equivalents) for Additional Assets; provided that (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the aggregate Fair Market Value of assets exchanged (determined at the time of such exchange) does not exceed the greater of $25,000,000 and 2.50% of Consolidated Net Tangible Assets (determined at the time of exchange) over the life of this Agreement and (iii) in the event that in one transaction or series of transactions the Fair Market Value of the assets exceeds $25,000,000, the MLP or the applicable Restricted Subsidiary receives an opinion from a nationally recognized firm demonstrating that the assets so swapped are of reasonably equivalent value;

(f) the sale of assets by the MLP and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such Real Property is not necessary for the normal conduct of operations of the MLP and its Restricted Subsidiaries;

(g) Dispositions permitted under Section 7.3, Section 7.4 (other than 7.4(b)), Section 7.6, Section 7.8 or Section 7.11;

(h) the unwinding of any Hedging Agreements;

(i) the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of real property) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind;

(j) the issuance of Disqualified Capital Stock or preferred stock permitted under Section 7.2;

(k) the issuance of Capital Stock in any Restricted Subsidiary to the extent consisting of directors’ qualifying shares or shares required by applicable law to be held by a Person other than the MLP or a Restricted Subsidiary;

(l) the sale or discounting of receivables by the MLP or a Restricted Subsidiary in the ordinary course of business and not as part of a financing transaction;

(m) the disposition of any asset in connection with a Sale and Leaseback Transaction permitted under Section 7.2(e);

(n) the issuance or sale of Capital Stock by a Restricted Subsidiary to the MLP or to another Restricted Subsidiary;

(o) [reserved];

(p) Dispositions with an aggregate Fair Market Value not exceeding the greater of $75,000,000 and 8.5% of Consolidated Net Tangible Assets (determined at the time of Disposition) over the life of this Agreement; provided that (i) any Disposition or related series of Dispositions made pursuant to this clause shall be made for Fair Market Value and for consideration comprising at least 75% cash and Cash Equivalents, (ii) no Event of Default has occurred and is continuing or would result therefrom, (iii) the MLP is in compliance with Section 7.1 on a Pro Forma Basis after giving effect to such Disposition and (iv) the Net Cash Proceeds thereof are applied as required by Section 2.8(b);

(q) any Disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $5,000,000; and

(r) any Disposition pursuant to or contemplated by the Transaction Documentation as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation.

7.6 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except:

(a) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, thereof if, at the date of declaration or notice, such payment would be permitted under this Section 7.6;

(b) dividends or distributions by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis or on a basis more favorable to the MLP or any other Restricted Subsidiary;

(c) the defeasance, redemption, repurchase or other acquisition or retirement for value of Subordinated Debt with the Net Cash Proceeds from a substantially concurrent (with any offering within 45 days deemed as substantially concurrent) (x) incurrence of Subordinated Debt or (y) offering of Qualified Capital Stock or contribution of common equity of the MLP or any Restricted Subsidiary;

(d) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the MLP may (i) redeem, repurchase or otherwise acquire or retire for value its Capital Stock or (ii) pay, settle, exercise, redeem, repurchase, or exchange any other award constituting a Restricted Payment, in the case of clauses (i) and (ii), that is held or received by current or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of the General Partner and the MLP or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, equity plan, equity option agreement, unitholders’ agreement, incentive plan or similar agreement under which such Capital Stock was issued or such award made; provided that the aggregate cash consideration paid therefor in any calendar year after the Closing Date does not exceed an aggregate amount of $2,500,000 (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years);

(e) the repurchase of Capital Stock deemed to occur upon the exercise of units or other equity options to the extent such Capital Stock represents a portion of the exercise price of those units or other equity options and any repurchase or other acquisition of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of equity options, warrants, incentives or other rights to acquire Capital Stock;

(f) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the MLP or any preferred stock of any Restricted Subsidiary issued on or after January 24, 2013;

(g) payments of cash, dividends, distributions, advances or other Restricted Payments by the MLP or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional units upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(h) payments to the General Partner constituting reimbursement for expenses it incurs, or payments it makes on behalf of the Group Members, in each case, in accordance with the Partnership Agreement as in effect on the Closing Date and as it may be amended or replaced thereafter, provided that any such amendment or replacement is not materially less favorable to the MLP in any material respect than the agreement prior to such amendment or replacement; and

(i) the MLP may declare and make distributions on its Capital Stock from Operating Surplus as defined in the Partnership Agreement and the MLP may redeem or repurchase its Capital Stock to the extent such distributions, redemptions and repurchases, when taken together with all other distributions, redemptions and repurchases made pursuant to this Section 7.6(i) since the Closing Date, do not exceed, in the aggregate, Operating Surplus (as defined in the Partnership Agreement) as of the end of the immediately preceding fiscal quarter and are made in accordance with the Partnership Agreement, provided, that at the time each such distribution, redemption or repurchase is made, no Default that could become an Event of Default pursuant to Section 8.01(f) and no Event of Default exists or would result therefrom;

(j) [reserved]; and

(k) any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement or by the Senior Note Indenture, in an amount not to exceed $10,000,000 in the aggregate after January 24, 2013.

7.7 [Reserved].

7.8 Investments. Make any Investments, except:

(a) Cash Equivalents;

(b) Investments existing on the date hereof and listed on Schedule 7.8;

(c) Investments in Loan Parties (including any Person that becomes a Loan Party immediately after giving effect to and as a result of such Investment) and Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(d) Investments received as non-cash consideration in a Disposition made pursuant to and in compliance with Section 7.5;

(e) any Investment acquired in exchange for Qualified Capital Stock of the MLP;

(f) (i) receivables owing to the MLP or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or bankruptcy or reorganization of another Person, or in satisfaction claims and judgments and (iv) any Investment as a result of a foreclosure by the MLP or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations permitted under this Agreement;

(h) payroll, travel and other loans or advances to, or Guarantee Obligations issued to support the obligations of, current or former officers, managers, directors, consultants and employees of the General Partner, the MLP or any Restricted Subsidiary, in each case in the ordinary course of business or consistent with past practice in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(i) Investments in Permitted Businesses, Unrestricted Subsidiaries and joint ventures in an aggregate outstanding amount, taken together with all other Investments made in reliance on this clause (i), not to exceed the greater of (i) $125,000,000 and (ii) 14.0% of Consolidated Net Tangible Assets (determined at the time of such Investment); provided, however, that if any Investment pursuant to this clause (i) is made in a Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (c) above and shall cease to have been made pursuant to this clause (i) for so long as such Person continues to be a Loan Party;

(j) extensions of credit to customers, suppliers and joint venture partners in the ordinary course of business;

(k) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution from any other Person of intellectual property;

(l) [reserved];

(m) Hedging Agreements of the MLP or any Restricted Subsidiary not entered into for speculation and deposits and margin payments made in connection herewith;

(n) Investments resulting from pledges and deposits permitted under the definition of “Permitted Liens”;

(o) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms);

(p) any Investments owned by a Person at the time it is acquired by the MLP or a Restricted Subsidiary to the extent not made in contemplation of such acquisition;

(q) (i) Guarantee Obligations issued in accordance with Section 7.2 and (ii) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(r) any Investment by the Borrowers or any Restricted Subsidiaries in any Indebtedness of the Parent or any of its Subsidiaries referred to in Section 7.2(m), provided that such Indebtedness is repaid promptly after such assumption;

(s) Investments pursuant to or contemplated by any contractual obligations in respect of the Transaction Documentation as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation;

(t) any Investment by the Borrowers or any Restricted Subsidiaries in any one or more of Indiana Harbor Coke Company L.P., Indiana Harbor Coke Company, Indiana Harbor Coke Corporation and The Claymont Investment Company LLC (regardless of whether such Persons are Unrestricted Subsidiaries) consisting of cash and other consideration paid to the Parent in connection with any transaction in which the Parent Disposes of all or a portion of its Equity Interests in such Persons to the Borrowers or any Restricted Subsidiary;

(u) any Investment acquired as a capital contribution to the MLP or any Restricted Subsidiary, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Capital Stock of the MLP; and

(v) other Investments in an aggregate outstanding amount not to exceed at the time made the greater of (i) $75,000,000 and (ii) 8.5% of Consolidated Net Tangible Assets determined at such date so long as: (A) immediately before and after giving Pro Forma Basis effect to any such Investment, no Event of Default shall have occurred and be continuing and (B) the sum of (1) the aggregate amount of the aggregate unutilized revolving commitments under the Revolving Credit Facility at such time (after giving effect to the making of such Investment and any financing thereof) and (2) the aggregate amount of cash and Cash Equivalents of the Loan Parties (in each case, free and clear of all Liens, other than (i) involuntary or inchoate Liens, (ii) Liens securing the Obligations and (iii) Liens permitted under Section 7.3(n) that are unperfected, junior to or pari passu with the Liens securing the Obligations and subject to an intercreditor agreement with the Administrative Agent) included in the consolidated balance sheet of the Loan Parties as of such date shall equal or exceed $50,000,000.

7.9 Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change in any manner materially adverse to the Lenders any of the terms of any Subordinated Debt (other than intercompany indebtedness) or Indebtedness secured by Liens on the Collateral contractually subordinated to the Transaction Liens without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing in this Section 7.9 shall prohibit the MLP and its Restricted Subsidiaries from consummating a Permitted Refinancing.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate involving aggregate consideration in excess of $5,000,000, unless such transaction is (i) otherwise permitted under this Agreement, and (ii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate other than:

(a) transactions among the MLP and the Restricted Subsidiaries;

(b) any Restricted Payment permitted by Section 7.6 and any Investment permitted by Section 7.8;

(c) any issuance of Capital Stock (other than Disqualified Capital Stock) of the MLP;

(d) payments or transactions arising under or contemplated by any contract, agreement, instrument or arrangement in effect on the Closing Date (including, without limitation, the Partnership Agreement, and the Transaction Documentation), and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted

Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation;

(e) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(f) loans or advances to officers, directors or employees of the General Partner, the MLP or its Restricted Subsidiaries in the ordinary course of business or consistent with past practice or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees);

(g) the payment of fees, expenses and indemnities to directors, officers, consultants and employees of the General Partner, the MLP and the Restricted Subsidiaries in the ordinary course of business;

(h) [reserved];

(i) transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of the MLP; provided that such Affiliate is treated the same as other such holders;

(j) transactions for which the MLP or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the MLP and its Restricted Subsidiaries from a financial point of view; and

(k) transactions with a Person that is an Affiliate of the MLP solely because the MLP owns, directly or through a Restricted Subsidiary, an Investment in, or controls, such Person.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member except for (a) Sale and Leaseback Transactions permitted by Section 7.2(e) or Section 7.2 (j)(ii) and (b) Sale and Leaseback Transactions between or among Loan Parties or between or among Restricted Subsidiaries that are not Loan Parties.

7.12 Changes in Fiscal Periods. Permit the Fiscal Year to end on a day other than December 31 or change the MLP’s method of determining Fiscal Quarters.

7.13 Restrictive Agreements. Directly or indirectly enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (1) the ability of any Loan Party to create or permit to exist any Lien on any of its property or (2) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the MLP or any Restricted Subsidiary; provided that:

(a) the foregoing shall not apply to restrictions and conditions imposed by law, rule, regulation, approval, license, permit, order or by any Loan Document, the Transaction

Documentation (as in effect on the Closing Date, and as amended or modified thereafter on terms that are not materially less favorable to the MLP and its Restricted Subsidiaries, taken as a whole, considered in the aggregate taking into account all such substantially contemporaneous amendments and modifications of the Transaction Documentation);

(b) the foregoing shall not apply to restrictions and conditions contained in the Senior Note Indenture, the Senior Notes or any guarantee thereof or any Permitted Refinancing thereof;

(c) the foregoing shall not apply to restrictions and conditions existing on the date hereof, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that such restrictions or conditions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced (but shall apply to any amendment or modification expanding the scope of), or any extension or renewal of, any such restriction or condition;

(d) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or an asset pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary or such asset that is to be sold and such sale is permitted hereunder;

(e) clause (1) of this Section 7.13 shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement on property securing such Indebtedness;

(f) the foregoing shall not apply to (i) customary provisions in leases or subleases restricting or prohibiting the assignment and subletting thereof or any restrictions imposed pursuant to Mining Leases and (ii) other customary anti- assignment provisions in contracts entered into;

(g) the foregoing shall not apply to restrictions and conditions existing under any agreements or other instruments of, or with respect to:

(i) any Person, or the property or assets of any Person, at the time the Person, or property or assets of any Person, is acquired by the MLP or any Restricted Subsidiary; or

(ii) any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions (A) are not applicable to any other Person or the property or assets of any other Person and (B) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(h) the foregoing shall not apply to restrictions on cash or other deposits or net worth imposed by customers, lessors, suppliers or required by insurance surety bonding companies, in each case in the ordinary course of business;

(i) the foregoing shall not apply to restrictions and conditions existing pursuant to any Indebtedness incurred by, or other agreement of, a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party, which restrictions are customary for a financing or agreement of such type;

(j) the foregoing shall not apply to customary provisions in joint venture, operating or similar agreements; and

(k) the foregoing shall not apply to any restriction or condition existing pursuant to any agreement or instrument related to any Indebtedness permitted to be incurred subsequent to the Closing Date under Section 7.2 if (A) the encumbrance and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the Credit Parties than the encumbrances and restrictions contained in this Agreement as in effect as of the Closing Date (as determined in good faith by the MLP) or (B) such encumbrance or restriction is, taken as a whole, no less favorable in any material respect to the Credit Parties than is customary in comparable financings (as determined in good faith by the MLP) and the MLP determines in good faith that such encumbrance or restriction will not materially affect the MLP’s ability to make principal or interest payments on the notes as and when they become due.

7.14 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for a Permitted Business.

7.15 Amendments to Transaction Documents. (a) Amend, supplement or otherwise modify the terms and conditions of the Transaction Documentation (other than the Omnibus Agreement) or any such other documents except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect or (b) amend, supplement or otherwise modify Section 8.6 of the Omnibus Agreement.

7.16 Sanctions.

Directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, arranger, Administrative Agent or otherwise) of Sanctions.

7.17 Anti-Corruption Laws.

Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, or, if applicable to any Group Member, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof, or any Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of 30 days after receipt of written notice by the Borrowers’ Agent from the Administrative Agent or the Majority Lenders thereof; or

(e) any Group Member shall (i) default in making any payment of any principal, interest or other payment of any Material Indebtedness (excluding the Loans) when and as the same shall become due and payable (giving effect to any period of grace), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its Stated Maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable without such Material Indebtedness having been discharged, or any such default or other event or condition having been cured promptly; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts generally, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets; (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member (other than an Immaterial Subsidiary) shall take any written action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; or (iv) any Group Member or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Group Member or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, under this Section 8.1(g), would reasonably be expected to result in liability of any Group Member in an aggregate amount exceeding $50,000,000; or

(h) one or more final judgments or decrees of a court shall be entered against any Group Member (other than an Immaterial Subsidiary) for the payment of money in an aggregate amount (not paid or adequately covered by insurance as to which the relevant insurance company has acknowledged coverage) of the Threshold Amount or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any Lien purported to be created under any of the Security Documents shall cease to be, for any reason, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except (i) as permitted under, or pursuant to the terms of, the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificate (or other certificated security referred to in the Guarantee and Collateral Agreement), promissory note or other instrument delivered to it under the Guarantee and Collateral Agreement; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert, except (i) as permitted under the Loan Documents or (ii) pursuant to the terms of the Loan Documents; or

(k) (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the MLP (including Equity Interests of Restricted Subsidiaries) and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), (ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), other than the Parent, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like, (iii) the failure of the MLP to own, free of all Liens (other than Transaction Liens and Liens securing the Obligations (as defined in the Revolving Credit Facility)), directly or indirectly, 98% of the equity interests of Haverhill Coke Company LLC, Middletown Coke Company, LLC, and Gateway Energy & Coke Company, LLC, (iv) the first day on which a majority of the members of the board of directors of the General Partner are not Continuing Directors, (v) the removal of the General Partner by the limited partners in accordance with the Partnership Agreement or (vi) a Specified Change of Control shall occur; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrowers’ Agent, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 9

THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including the execution of any intercreditor agreements contemplated hereunder) and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, for the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or for the value or the sufficiency of any Collateral. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers’ Agent), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrowers’ Agent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, partners, agents, advisors, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties (each an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing and the reasonable fees and expenses of legal counsel in connection with the claims, actions or proceedings by any Agent Indemnitee against any Loan Party under any Loan Document; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, willful misconduct or breach in bad faith of such Agent Indemnitee, and provided, further, that the above provisions of this Section 9.7 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party as though it were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers’ Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Borrowers’ Agent (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. Nothstanding anything to the contrary contained herein, after any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of Section 2.17(h), this Section 9 and Section 10.5 shall continue to inure to its (and its Related Parties’) benefit in respect of any actions taken or omitted to be taken (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.11 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any appblicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or remedies generally or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in clauses (i) through (v) of the first proviso of Section 10.1, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Majority Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.14 without the written consent of all Lenders; (v) reduce the percentage specified in the definition of Majority Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Section 5.02 of the Guarantee and Collateral Agreement without the written consent of each Lender adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Borrowers’ Agent may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.

10.2 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrowers’ Agent may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT INDEMNITEE IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent Indemnitee have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers and the Administrative Agent, may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers’ Agent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.7, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any applicable bankruptcy laws or other debtor relief laws; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 10.7, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers’ Agent prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the documented fees and disbursements of counsel

(including the documented allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities for Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each lead arranger and the Administrative Agent and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the proposed use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by a Borrower, its equity holders, its affiliates, its creditors or any other Person, provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or breach in bad faith of such Indemnitee, and provided, further, that the above provisions of this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Fay West (Telephone No. (630) 824-1954) (Telecopy No. (630) 824-1934), at the address of the Borrowers’ Agent set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers’ Agent in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), to the MLP or any of its Subsidiaries, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrowers’ Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrowers’ Agent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrowers’ Agent shall be deemed to have consented to any such assignment unless the Borrowers’ Agent shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) [reserved]; and

(C) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers’ Agent and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrowers’ Agent shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the MLP and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an affiliate of a Lender or (3) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers’ Agent (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the electronic equivalent thereof) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower’s Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers’ Agent or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section 10.6 and (ii) shall not be entitled to receive any greater payment under Sections 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers’ Agent, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Notwithstanding the foregoing, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment in respect of any principal of or interest on any of its Loans (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Loans and accrued interest thereon owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Loans owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or make such other adjustments as shall be equitable, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower (whether at the Stated Maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the MLP. Each Lender agrees promptly to notify the Borrowers’ Agent and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction (or, in the case of matters relating to the Security Documents, non-exclusive jurisdiction) of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers’ Agent, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the MLP having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, (ii) under the circumstances described in paragraph (b) below or (iii) as contemplated by Section 7.15 of the Guarantee and Collateral Agreement.

(b) At such time as the Loans and the other Obligations under the Loan Documents (other than unasserted indemnification, tax gross-up, expense reimbursements or yield protection obligations, in each case for which no claim has been made) shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those contingent obligations expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any

Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with provisions at least as restrictive as those of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to market data collectors, (k) if agreed by the Borrowers’ Agent in its sole discretion, to any other Person and (l) to the extent that such information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective affiliates on a nonconfidential basis from a source other than the MLP or any of its Affiliates.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the MLP and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non- public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the MLP or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the MLP and its Affiliates and their related parties or their respective securities. Accordingly, each Lender acknowledges to the MLP and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18 Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the Loans to be provided by the Lenders and the Administrative Agent under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them with respect to the Obligations.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment of all of the Obligations arising under this Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several payment obligations of all the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due, then in each such event the other Borrowers will make such payment with respect to such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 10.18 constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, and, to the extent permitted by applicable Legal Requirements, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e) The provisions of this Section 10.18 are made for the benefit of the Lenders and the Administrative Agent and their successors and permitted assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Administrative Agent first to marshall any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 10.18 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Lenders or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section 10.18 will forthwith be reinstated in effect, as though such payment had not been made.

10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the MLP and its Subsidiaries and any lead arranger, the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any lead arranger, the Administrative Agent or any Lender has advised or is advising the MLP or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the MLP and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the MLP or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent and the Lenders has any obligation to the MLP or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the MLP and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the MLP or its Affiliates. To the fullest extent permitted by Law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President and Chief Financial Officer

HAVERHILL COKE COMPANY LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President and Chief Financial Officer

MIDDLETOWN COKE COMPANY, LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President and Chief Financial Officer

HAVERHILL COGENERATION COMPANY LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President and Chief Financial Officer

MIDDLETOWN COGENERATION COMPANY LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President and Chief Financial Officer

SUNCOKE LAKE TERMINAL LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President

SUNCOKE LOGISTICS LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President

MARIGOLD DOCK, INC.

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President

CEREDO LIQUID TERMINAL, LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President

KANAWHA RIVER TERMINALS, LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President

GATEWAY ENERGY & COKE COMPANY, LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President

GATEWAY COGENERATION COMPANY LLC

By:	/s/ FAY WEST
	Name:	Fay West
	Title:	Senior Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ DARLEEN R. DIGRAZIA
	Name:	Darleen R. DiGrazia
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ JONATHAN M. PHILLIPS
	Name:	Jonathan M. Phillips
	Title:	Senior Vice President

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:	/s/ RAYAN KARIM
	Name:	Rayan Karim
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ REBECCA KRATZ
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

Credit Agreement Schedules

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
4.15	Subsidiaries
7.2(d)	Existing Indebtedness
7.3	Existing Liens
7.8	Existing Investments
10.2	Notice Information

SCHEDULE 1.1A

Commitments

Bank of America, N.A.	$30,000,000

Toronto Dominion (Texas) LLC	$15,000,000

Goldman Sachs Bank USA	$5,000,000

Total	$50,000,000

SCHEDULE 1.1B

Part A. Mortgaged Property

Owner & Address	Tax Id	County

Middletown Coke Company, LLC 3353 Yankee Road Middletown, OH 45044	Q6542084000002 Q6542084000003 Q6542084000004 Q6542061000025 Q6542084000065	Butler, OH

Middletown Cogeneration Company LLC 3353 Yankee Road Middletown, OH 45044	Q6542084000066	Butler, OH

Haverhill Coke Company LLC 2446 Gallia Pike Franklin Furnace, OH 45629	06.1018.001 06.1057.000 06.1057.001	Scioto, OH

Haverhill Cogeneration Company LLC 2446 Gallia Pike Franklin Furnace, OH 45629	06.1057.002	Scioto, OH

Gateway Energy & Coke Company, LLC Edwardsville Road and State Route 162 Granite City, IL 62040	22-2-20-20-00 000-001.001 22-2-20-19-00 000-004.002	Madison IL

Gateway Cogeneration Company LLC Edwardsville Road and State Route 162 Granite City, IL 62040	22-2-20-19-00 000-004.002	Madison IL

Part B. Other Property

The following property owned by Raven Energy LLC in St. James Parish, Louisiana

A CERTAIN PORTION OF GROUND situated on the left descending bank of the Mississippi River, approximately 71 miles above the City of New Orleans, in St. James Parish, Louisiana, Township 11 South, Range 4 East (Southeast Land District/East of the Mississippi River) in portions of Sections 17, 18, 19 and 20; portions of Celestine, Lilly and Bonne Esperance Plantations identified as LOT ICG as shown on a survey and resubdivision by the Office of Gandolfo, Kuhn & Associates, dated March 25, 1996, Drawing No. T-178-6, approved by the St. James Parish Council on April 3, 1996, recorded in Entry No. 95953 on April 8, 1996; and is more particularly described as follows:

Begin at Station 3488+60.10 of the LMS Survey Baseline having a coordinate value of Y=501,112.92, X=2,157,704.59 being a point on the lower line of Lot ICG and its division line with Agrico Chemical Co.; thence along said line, S 73 degrees, 3 minutes, 47 seconds W, 434 feet, more or less, to the approximate line of ordinary low water of the Mississippi River at Point J; thence along said line in a northerly and upriver direction, go 3000 feet, more or less, to the upper line of Lot ICG at Point K; thence along said line, N 63 degrees, 25 minutes, 23 seconds E, 331 feet, more or less, to a point on the LMS Levee baseline at Station 3458+71.58; thence continue along the upper line of Lot ICG, N 63 degrees, 25 minutes, 23 seconds E; 161.28 feet to Point B at the easterly right of way line of LA State Highway 44 (River Road); thence continue along the upper line of Lot ICG, N 63 degrees, 25 minutes 23 Seconds E, 1667.60 feet to Point W at the westerly or river side line of the 100 foot Railroad Right of Way and the westerly line of Lot RR; thence along said line, S 34 degrees 2 minutes, 6 seconds E, 603.07 feet to a point of curve at Point V; thence along a curve to the right having a radius of 5,293.34 feet, go an arc length of 431.57 feet to a point of compound curve at Point U; thence continue along the westerly line of Lot RR and the easterly line of Lot ICG along a curve to the right having a radius of 5,846 feet, go an arc length of 1083.35 feet to a point of compound curve at Point S; thence continue along the easterly line of Lot ICG along a curve to the right having a radius of 5,056.55 feet, go an arc length of 344.43 feet to a point of tangent at Point R; thence continue along the easterly line of Lot ICG, S 14 degrees, 50 minutes, 35 seconds E, 880.53 feet to Point Q at the lower line of Lot ICG and the division line with Agrico Chemical Co.; thence along said line S 73 degrees, 3 minutes, 47 seconds W, 1910.03 feet to Point A on the easterly right of way line of La State Highway 44 (River Road), approximately 20 feet from the centerline of a 22 foot asphalt roadway; thence continue along the lower line of Lot ICG, S 73 degrees, 3 minutes, 47 seconds W, 147.72 feet to the point of beginning.

Together with those servitude rights created by 1) Cash Sale of Property by and between IC RailMarine Terminal Company as Vendor and American Iron Reduction, LLC as Purchaser dated as of August 30, 1996, recorded at File #97288, Book 340, Page 10, official records of the Parish of St. James, State of Louisiana; and 2) Cash Sale of Property by IC RailMarine Terminal Company as Vendor and Illinois Central Railroad Company as Purchaser dated as of October 28, 1996, recorded at File #97793, Book 340, Page 793, official records of the Parish of St. James, State of Louisiana.

SCHEDULE 4.15

Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Haverhill Coke Company LLC	Delaware
Middletown Coke Company, LLC	Delaware
Haverhill Cogeneration Company LLC	Delaware
Middletown Cogeneration Company LLC	Delaware
SunCoke Energy Partners Finance Corp.	Delaware
SunCoke Logistics LLC	Delaware
SunCoke Lake Terminal LLC	Delaware
Kanawha River Terminals, LLC	Delaware
Ceredo Liquid Terminal, LLC	Delaware
Marigold Dock, Inc.	Delaware
Gateway Energy & Coke Company, LLC	Delaware
Gateway Cogeneration Company LLC	Delaware
Raven Energy LLC	Delaware
Jacob Materials Handling LLC	Delaware

SCHEDULE 7.2(d)

Existing Indebtedness

$114,938,327.41 of loans outstanding on the Closing Date under the Amended and Restated Credit Agreement, dated as of June 28, 2013, among Raven Energy LLC, as borrower, the Lenders listed therein, and Tyler Forks Iron Company LLC, as administrative agent.

SCHEDULE 7.3

Existing Liens

Liens securing the $114,938,327.41 of loans outstanding on the Closing Date under the Amended and Restated Credit Agreement, dated as of June 28, 2013, among Raven Energy LLC, as borrower, the Lenders listed therein, and Tyler Forks Iron Company LLC, as administrative agent including the following:

(i)	the Mortgage, Assignment of Leases and Rents and Security Agreement dated as of July 11, 2012, between Raven Energy LLC and Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent, and recorded in Book 419, Page 845 with the Clerk of Court for the Parish of St. James, Louisiana, as amended by that certain First Amendment to Mortgage, Assignment of Leases and Rents and Security Agreement, effective as of June 28, 2013, between Raven Energy LLC and Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent, and recorded in Book 433, Page 649 with the Clerk of Court for the Parish of St. James, Louisiana and that certain Second Amendment to Mortgage, Assignment of Leases and Rents and Security Agreement, effective as of August 12, 2015, between Raven Energy LLC and Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent, and recorded with the Clerk of Court for the Parish of St. James, Louisiana,

(ii)	the Amended and Restated General Security Agreement, dated as of June 28, 2013, among Raven Energy LLC and Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent, as amended by the Amendment to Amended and Restated General Security Agreement, dated as of August 12, 2015, between Raven Energy LLC and Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent;

(iii)	the Collateral Assignment of Materials Handling and Storage Agreement with Murray American Coal, Inc., dated March 31, 2015 by Raven Energy LLC in favor of Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent,

(iv)	the Amended and Restated Collateral Assignment of Materials Handling and Storage Agreement, dated June 28, 2013, by Raven Energy LLC in favor of Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent.

(v)	the Collateral Assignment of Materials Handling and Storage Agreement with Murray American Coal, Inc., dated March 31, 2015 by Raven Energy LLC in favor of Tyler Forks Iron Company LLC, as successor in interest to Branch Banking and Trust Company, as Administrative Agent; and

(vi)	the UCC financing statements reflected in the chart on the next page

Debtor	Secured Party/Mortgagor	Filing Location	Document	Filing No. & Date	Collateral Description/Amendment Description
Haverhill Coke Company LLC	Caterpillar Financial Services Corporation	Delaware SOS	UCC-1	Filing #20132965748, filed 7/31/13; as amended pursuant to filing 20132972314 filed 7/31/13	Equipment lease
	Caterpillar Financial Services Corporation	Delaware SOS	UCC-1	Filing #20132965755, filed 7/31/13; as amended pursuant to filing 20132972330 filed 7/31/13	Equipment lease
	Caterpillar Financial Services Corporation	Delaware SOS	UCC-1	Filing #20132965961, filed 7/31/13; as amended pursuant to filing 20132972355 filed 7/31/13	Equipment lease
	Caterpillar Financial Services Corporation	Delaware SOS	UCC-1	Filing #20132965979, filed 7/31/13; as amended pursuant to filing 20132972348 filed 7/31/13	Equipment lease

Middletown Coke Company, LLC	General Electric Credit Corporation of Tennessee	Delaware SOS	UCC-1	Filing #2012 1712118, filed 05/02/2012	Equipment lease

Raven Energy LLC	Tyler Forks Iron Company LLC, as administrative agent	Delaware SOS	UCC-1	Filing #2012 2672535 filed 7/11/12; as assigned pursuant to filing 2015-353-3881 filed 8/13/2015; and as amended pursuant to filing 2015-352-7339 filed 8/13/2015	All assets
	Tyler Forks Iron Company LLC, as administrative agent	Clerk of Court, St. James Parish, LA	UCC-1 Fixture Filing	Filing #47-63574, as amended by filing 47-64421 as filed on June 28, 2013, and as amended by filing [ ] filed on August 12, 2015	All assets

Debtor	Secured Party/Mortgagor	Filing Location	Document	Filing No. & Date	Collateral Description/Amendment Description
Gateway Energy & Coke Company, LLC	U.S. Bancorp	Delaware SOS	UCC-1	Filing #20103348095, filed 9/24/2010	Equipment lease
	Wells Fargo Bank, N.A.	Delaware SOS	UCC-1	Filing #20120248148, filed 1/20/12	Equipment Lease

SunCoke Lake Terminal LLC	Caterpillar Financial Services Corporation	Delaware SOS	UCC-1	Filing #20144095642, filed 10/10/14	Equipment Lease

SCHEDULE 7.8

Existing Investments

A.	Equity Interests

Investments in Raven Energy LLC as of the Closing Date

Investments in Jacob Materials Handling LLC as of the Closing Date

B.	Loan

None.

SCHEDULE 10.2

Notice Information

Borrowers’ Agent

Suncoke Energy Partners, L.P.

1011 Warrenville Road, Suite 600

Lisle, IL 60632

Attention: Fay West, Senior Vice President and Chief Financial Officer

Telephone: 630-824-1954

Facsimile: 630-824-1934

E-mail: fwest@suncoke.com

Administrative Agent

Administrative Agent Office:

(For financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Angie Hidalgo

Bank of America

Mail Code: TX1-492-14-11

901 Main Street

Dallas, TX 75202-3714

TELEPHONE: 972-338-3768

FAX: 214-416-0555

EMAIL: angie.hidalgo@baml.com

Remittance Instructions:

BANK OF AMERICA, NA

NEW YORK, NY

ABA #026009593

ACCT # 1292000883

NAME: CREDIT SERVICES – Dallas

REF: SunCoke Energy Partners LP

Other Notices as Administrative Agent:

(For financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc)

Bank of America – Gateway Village

Mail Code: NC1-026-06-03

900 West Trade Street

Charlotte NC 28255-0001

Attention: Darleen R DiGrazia

PHONE: 980-388-5001

FAX: 704-409-0645

EMAIL: Darleen.r.digrazia@baml.com

2

EXHIBIT A

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

[See attached]

3

GUARANTEE AND COLLATERAL AGREEMENT dated as of November 3, 2015 (this “Agreement”), among SUNCOKE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “MLP”), each direct or indirect subsidiary of the MLP listed as a “Borrower” on the signature page to the Term Loan Credit Agreement (as defined herein) (together with the MLP, collectively, the “Borrowers”), SUNCOKE ENERGY PARTNERS FINANCE CORP., a Delaware corporation (“FinCo”), the other Subsidiaries of the MLP from time to time party hereto and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Secured Parties (as defined herein).

PRELIMINARY STATEMENT

Reference is made to the Term Loan Credit Agreement dated as of November 3, 2015 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among the Borrowers, the lenders from time to time party thereto (the “Lenders”) and Bank of America, as Administrative Agent.

The Lenders have agreed to extend credit to the Borrowers pursuant to, and upon the terms and conditions specified in, the Term Loan Credit Agreement. The obligations of the Lenders to extend credit to the Borrowers are conditioned upon, among other things, the execution and delivery of this Agreement by each Borrower and each Guarantor. Each Guarantor is a Subsidiary of a Borrower, will derive substantial benefits from the extension of credit to such Borrower pursuant to the Term Loan Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01 Term Loan Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Term Loan Credit Agreement. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein.

(a) The rules of construction specified in Section 1.2 of the Term Loan Credit Agreement also apply to this Agreement.

SECTION 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 4.01.

“Borrowers” shall have the meaning assigned to such term in the preamble.

“Collateral” shall mean the Article 9 Collateral and the Pledged Collateral.

4

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third person under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third person, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office or any similar office in any other country), including those listed on Schedule III.

“Equity Interests” shall mean Capital Stock of any Subsidiary of any Grantor.

“Excluded Collateral” shall have the meaning assigned to it in Section 4.01(b).

“Excluded Deposit Account” shall mean any Deposit Account the funds in which are used, in the ordinary course of business, primarily for, and do not at any time exceed amounts reasonably required for, the payment of salaries and wages, workers’ compensation and similar expenses.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 5.04.

“General Intangibles” shall mean all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedge Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” shall mean the Borrowers and the Guarantors.

“Guarantors” means the collective reference to the Subsidiary Guarantors.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 3.02.

5

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all pending patent applications or issued patents of the United States or the equivalent thereof in any foreign country, all registrations and recordings thereof, including those listed on Schedule III, and (b) all continuation applications, divisional applications, continuation-in-part applications, those issued patents that are subject to reissue or reexamination certificates, and the inventions disclosed or claimed therein, including the right to make, use, sell offer for sale or import the inventions disclosed or claimed therein.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer.

“Pledged Collateral” shall have the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 3.01.

“Pledged Securities” shall mean any promissory notes, stock certificates or other certificated securities or certificates representing Capital Stock now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall have the meaning assigned to such term in Section 3.01.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) only for purposes of realization on the Collateral, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and assigns of each of the foregoing.

“Security Interest” shall have the meaning assigned to such term in Section 4.01.

“Subsidiary Guarantor” shall mean (a) the Subsidiaries of the MLP identified on Schedule I hereto as Subsidiary Guarantors and (b) each other Subsidiary of the MLP that becomes a party to this Agreement as a Subsidiary Guarantor after the Closing Date.

6

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third person, and all rights of any Grantor under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, including all common law rights, applications or registrations filed in the United States Patent and Trademark Office, any similar offices in any State of the United States, any other country or any political subdivision (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to the extent, if any, that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all related extensions or renewals, including those listed on Schedule III, (b) all associated goodwill and (c) all other intangible assets, rights and interests that uniquely reflect or embody such goodwill.

“Unfunded Advances” shall mean, with respect to the Administrative Agent, the aggregate amount, if any, (i) made available to the Borrowers on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.14 of the Term Loan Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrowers or made available to the Administrative Agent by any such Lender.

ARTICLE II.

Guarantee

SECTION 2.01 Guarantee. Each Borrower and each Guarantor unconditionally guarantees, jointly with each Borrower and with the other Guarantors and severally, to the Administrative Agent, for the ratable benefit of the Secured Parties, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Borrower and each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to any Borrower or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02 Guarantee of Payment. Each Borrower and each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Borrower or any other person.

7

SECTION 2.03 No Limitations, Etc. (b) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise, other than the defense of payment of such obligations in accordance with the terms thereof. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement (except for rescissions, waivers, amendments or modifications that by their terms reduce, discharge or impair the obligations of a Guarantor under this Agreement), (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity other than the payment in full of all the Obligations (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans). Each Guarantor expressly authorizes the Administrative Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security (in accordance with the Loan Documents) and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, in each case in accordance with the Loan Documents, all without affecting the obligations of any Guarantor hereunder.

(a) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the payment in full of all the Obligations (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans). The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any

8

way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans) and the guarantee of such Guarantor has been released pursuant to Section 7.15. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04 Reinstatement. Each Borrower and each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

SECTION 2.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Borrower or any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Obligation as expressly contemplated by Section 2.01 when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower and each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Borrower or any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Borrower or such Guarantor against any other Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06 Information. Each Borrower and each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Borrower and such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III.

Pledge of Securities

SECTION 3.01 Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a)(i)

9

the Equity Interests owned by such Grantor on the date hereof (including all such Equity Interests listed opposite the name of such Grantor on Schedule II), (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates representing all such Equity Interests (all the foregoing collectively referred to herein as the “Pledged Stock”); provided, however, that the Pledged Stock shall not include more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary and shall not include any Excluded Collateral, (b)(i) the debt securities held by such Grantor on the date hereof (including all such debt securities listed opposite the name of such Grantor on Schedule II), (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (all the foregoing collectively referred to herein as the “Pledged Debt Securities”), (c) subject to the proviso in clause (a) above, all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01, (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above, and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”). Notwithstanding anything to the contrary, no pledge or security interest is created hereby in, and the Pledged Collateral shall not include, any Excluded Collateral.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02 Delivery of the Pledged Collateral. (c) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, any and all Pledged Securities, to the extent that such Pledged Securities are either (i) certificated Equity Interests or (ii) in the case of promissory notes or other Instruments evidencing Indebtedness, required to be delivered pursuant to paragraph (b) of this Section 3.02.

(a) All Indebtedness (other than any Indebtedness that, individually, has a principal amount less than $1,000,000) owing to any Loan Party that is evidenced by (i) a promissory note or (ii) other Instrument evidencing Indebtedness of which a Responsible Officer is aware shall be promptly pledged and delivered (except in the case of promissory notes or other Instruments evidencing Indebtedness that, as of the Closing Date, have been lost, misplaced or destroyed) to the Administrative Agent, for the ratable benefit of the Secured Parties, pursuant to the terms hereof.

(b) Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and duly executed in blank by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged

10

Collateral delivered pursuant to the terms of this Agreement shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

In lieu of delivery to the Administrative Agent of the foregoing, the Grantors shall deliver such items to the administrative agent under the Revolving Credit Facility at times that an intercreditor agreement contemplated by Section 7.3(n) of the Term Loan Credit Agreement (the “Intercreditor Agreement”) is in effect.

SECTION 3.03 Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) as of the date hereof, Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Pledged Debt Securities required to be pledged hereunder;

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a Person that is not a Subsidiary or Affiliate of a Grantor, to the best of each Grantor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a Person that is not a Subsidiary or Affiliate of a Grantor, to the best of each Grantor’s knowledge), are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder (or otherwise permitted under the Term Loan Credit Agreement), each Grantor (i) is and, subject to any transfers made in compliance with the Term Loan Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, and (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than transfers made in compliance with the Term Loan Credit Agreement;

(d) except for restrictions and limitations imposed by the Loan Documents, the documents related to the Revolving Credit Facility, or securities laws generally, the Pledged Stock and, to the extent issued by the MLP or any of its Subsidiaries, the

11

Pledged Debt Securities, are and will continue to be freely transferable and assignable, and none of the Pledged Stock and, to the extent issued by the MLP or any of its Subsidiaries, the Pledged Debt Securities are or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder except in each case pursuant to a transaction permitted by, and Liens permitted under, the Term Loan Credit Agreement;

(e) each Grantor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the Loan Documents), however arising, of all persons whomsoever;

(f) no consent or approval of any Governmental Authority or any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by each Grantor of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement or, subject to the last sentence of Section 3.02, the administrative agent under the Revolving Credit Facility, the Administrative Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, subject only to Liens permitted under the Term Loan Credit Agreement, as security for the payment and performance of the Obligations; and

(h) subject to applicable local law in the case of any Pledged Collateral issued by any Foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 3.04 Certification of Limited Liability Company Interests and Limited Partnership Interests. To the extent any interest in any limited liability company or limited partnership which is a Grantor or a Subsidiary of a Grantor organized under the laws of the United States or any jurisdiction thereof and that is controlled by any Grantor is represented by a certificate and is pledged hereunder, each such interest shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC. For the avoidance of doubt, no such limited liability company or limited partnership shall be required to include in its operative documents or any such certificate any provision that any such interests shall be a “security” within the meaning of Article 8 of the New York UCC.

SECTION 3.05 Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion)

12

to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, or, if an Event of Default shall have occurred and be continuing and subject to the last sentence of Section 3.02, its own name as pledgee, the name of its nominee (as pledgee or as sub-agent). Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities in its capacity as the registered owner thereof. Subject to the last sentence of Section 3.02, the Administrative Agent shall at all reasonable times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 3.06 Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the Grantors notice (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under clause (i) or (ii) of Section 8(f) of the Term Loan Credit Agreement with respect to the applicable Grantor) that their rights under this Section 3.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Term Loan Credit Agreement and the other Loan Documents; provided, however, that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or the Term Loan Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Term Loan Credit Agreement, the other Loan Documents and applicable law; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the

13

Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and, subject to the last sentence of Section 3.02, shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or instrument of assignment). This paragraph (iii) shall not apply to dividends between or among the Borrowers, the Guarantors and any Subsidiaries of a Borrower only of property subject to a perfected security interest under this Agreement; provided that the Borrowers’ Agent notifies the Administrative Agent in writing, specifically referring to this Section 3.06 at the time of such dividend and takes any actions the Administrative Agent specifies to ensure the continuance of its perfected security interest in such property under this Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, after the Administrative Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall, subject to the last sentence of Section 3.02, be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Subject to the terms of the Intercreditor Agreement, any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrowers’ Agent has delivered to the Administrative Agent certificates to that effect, the Administrative Agent shall promptly repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, after the Administrative Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall

14

have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Majority Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

(e) After all Events of Default have been cured and waived and the Borrowers’ Agent has delivered to the Administrative Agent a certificate stating that no Event of Default has occurred and is continuing, each Grantor shall have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of subparagraph (a)(i) above and the obligations of the Administrative Agent under subparagraph (a)(ii) shall be in effect.

ARTICLE IV.

Security Interests in Personal Property

SECTION 4.01 Security Interest. (d) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”), in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

15

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter-of-Credit Rights;

(xi) all Commercial Tort Claims set forth on the Perfection Certificate, as the same may be supplemented from time to time;

(xii) all books and records pertaining to the Article 9 Collateral; and

(xiii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

(b) Notwithstanding anything herein to the contrary, in no event shall the Pledged Collateral or Article 9 Collateral include, and no Grantor shall be deemed to have granted a security interest hereunder or under any other Loan Document in, (I) any General Intangible, Instrument, license, property right, permit or any other contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (x) the abandonment, invalidation, voiding or unenforceability of any right, title or interest of the Grantor therein (including in any Trademark application filed on an intent to use basis until the filing and acceptance of a statement of use), (y) a violation of a valid and enforceable restriction in respect of such General Intangible, Instrument, license, property right, permit or any other contract or agreement or other such rights (1) in favor of a third party or (2) under any law, regulation, permit, order or decree of any Governmental Authority or (z) a breach or termination (or result in any party thereto having the right to terminate) pursuant to the terms of, or a default under, such General Intangible, Instrument, license, property right, permit or any other contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability or breach or termination, as the case may be, shall be remedied and, to the extent severable, shall attach immediately to any portion of such General Intangible, Instrument, license, property right, permit or any other contract or agreement that does not result in any of the consequences specified in the immediately preceding clause (x), (y) or (z) including, any proceeds of such General Intangible, Instrument, license, property rights, permit or any other contract or agreement; (II) more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary, (III) the Equity Interests in any Unrestricted Subsidiary or any Foreign Subsidiary that is not a first tier Foreign Subsidiary, (IV) the Equity Interests of any Foreign Subsidiary to the extent the grant of any security interest therein would require the approval of any Governmental Authority, (V) Equity Interests of any Person other than wholly-owned Subsidiaries of the Loan Parties to the extent not permitted by the terms of such Person’s organizational documents or any joint venture agreement, shareholders agreement or equivalent document relating to such Person, (VI)

16

any vehicle or other asset subject to certificate of title, (VII) owned real property with a value (together with improvements thereof and any related mineral rights owned by any Loan Party intended to be accessed through such real property) of less than $10,000,000 individually and $25,000,000 in the aggregate and all leasehold interests, (VIII) any asset owned by any Grantor that is subject to a purchase money lien or a Capital Lease Obligation permitted under the Term Loan Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any Person other than the Grantors as a condition to the creation of any other security interest on such asset, (IX) to the extent applicable law requires that a Subsidiary of such Grantor issue directors’ qualifying shares, such shares or nominee similar shares, (X) any assets (including Capital Stock) to the extent that such grant of a security interest is prohibited by any applicable law, treaty, rule or regulation, (XI) any Excluded Deposit Accounts, (XII) so long as restrictions prohibiting Raven Energy LLC from granting security interests in its assets to secure the Obligations are in effect under that certain Amended and Restated Credit Agreement, dated as of June 28, 2013, among Raven Energy LLC, as borrower, the lenders listed therein and Tyler Forks Iron Company LLC, as administrative agent, all assets (real, personal or mixed) of Raven Energy LLC and (XIII) any assets with respect to which the Administrative Agent shall reasonably determine that the cost of creating and/or perfecting a security interest therein is excessive in relation to the benefit to the Secured Parties (collectively, “Excluded Collateral”).

(c) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

17

(d) The Security Interest and the security interest granted pursuant to Article III is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 4.02 Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete in all material respects as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Section 2 of the Perfection Certificate (or specified by notice from any Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Sections 6.2(b) or 6.9 of the Term Loan Credit Agreement), which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of Intellectual Property) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of renewals or continuation statements. Each Grantor represents and warrants that, to the extent any of the Article 9 Collateral consists of United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights, a fully executed agreement in the form hereof (or a fully executed short form agreement in form and substance reasonably satisfactory to the Administrative Agent), and containing a description of the applicable Article 9 Collateral, has been delivered to the Administrative Agent for recording by or with the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 and the regulations thereunder, as applicable to protect

18

the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of such Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filing of Uniform Commercial Code financing statements as described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) pursuant to the New York UCC and (iii) subject to the filing of any applicable security agreements with the United States Patent and Trademark Office or the United States Copyright Office as described in Section 4.02(b), a security interest that shall be perfected in all Article 9 Collateral constituting United States Patents, United States registered Trademarks and United States registered Copyrights in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 7.3 of the Term Loan Credit Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.3 of the Term Loan Credit Agreement. No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.3 of the Term Loan Credit Agreement.

SECTION 4.03 Covenants. (e) Each Grantor agrees to notify the Administrative Agent in writing within 30 days (or such longer period as the Administrative Agent may agree) after any change in (i) its legal name, (ii) its identity or type of organization, (iii) its Federal Taxpayer Identification Number or organizational identification number (if any) or (iv) its

19

jurisdiction of organization. Each Grantor agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(a) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 6.1(a) of the Term Loan Credit Agreement, the Borrowers’ Agent shall deliver to the Administrative Agent a certificate executed by a Responsible Officer certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings recordings or registrations, including all refilings, recordings and registrations, containing a description of the Article 9 Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or clause (a) of this Section 4.03 to the extent necessary to protect and perfect the Security Interest for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period); provided such certification shall be made based on filed-stamped copies of the Uniform Commercial Code financing statements prepared by the Administrative Agent in accordance with Section 4.02(b) and filed by the Administrative Agent in the jurisdiction of organization of each Grantor and delivered to the Borrowers’ Agent. Each certificate delivered pursuant to this Section 4.03(b) shall identify in the format of Schedule III all United States issued, registered or applied for Intellectual Property of any Grantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Administrative Agent, but only to the extent that such Intellectual Property would be required to be identified on Schedule III if it were Intellectual Property of any Grantor on the Closing Date.

(b) Subject to the rights of such Grantor under the Loan Documents to dispose of Article 9 Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Administrative Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.3 of the Term Loan Credit Agreement.

(c) Each Grantor agrees, at its own expense, promptly to execute, acknowledge, deliver and cause to be duly filed in any relevant jurisdiction of the United States all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith; provided, however, that (i) the Grantors shall not be required to take any action in any jurisdiction to create any security interest in assets located or titled outside of the United States (or any political subdivision thereof) or to perfect any security interests in such assets, (ii) the Grantors shall not be

20

required to enter into any security agreement governed by the laws of any jurisdiction other than the United States (or any political subdivision thereof) and (iii) the Grantors shall not be required to enter into any account control agreements with respect to deposit or securities accounts or take any other steps to perfect any security interest in such accounts or cash or cash equivalents.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item of a Grantor that may, in the Administrative Agent’s judgment, constitute issued, registered or applied for United States Copyrights, United States Patents or United States Trademarks; provided that any Grantor shall have the right, exercisable within 30 days after the MLP has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(d) At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.10 or 7.3 of the Term Loan Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Term Loan Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents. The Administrative Agent will give notice to the MLP of any exercise of the Administrative Agent’s rights or powers pursuant to this paragraph (e); provided that any failure to give or delay in giving such notice shall not operate as a waiver of, or preclude any other or further exercise of, such rights or powers or the exercise of any other right or power pursuant to this Agreement.

(e) Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(f) No Grantor shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the

21

Article 9 Collateral or permit any notice to be filed under the Assignment of Claims Act, except, in each case, as permitted by the Term Loan Credit Agreement. No Grantor shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession or otherwise in control of the Article 9 Collateral owned by it, except as permitted by the Term Loan Credit Agreement.

(g) No Grantor will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, releases, credits, discounts, compromises, compoundings or settlements granted or made in the ordinary course of business.

(h) Each Grantor, at its own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment to the extent required by, and in accordance with the requirements set forth in, Section 6.5 of the Term Loan Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or under the Term Loan Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby. The MLP shall (i) use commercially reasonable efforts to ensure that each provider of any such insurance agree that it will give the Administrative Agent at least 30 days’ prior written notice before any such policy shall be altered in any material respect or canceled and (ii) name the Administrative Agent as an additional insured or as a loss payee, as applicable. It is understood and agreed that the insurance represented by the certificates delivered by any Borrower to the Administrative Agent on the Closing Date (and any subsequent certificates with substantially similar language) are deemed to be in compliance with the requirements of clause (ii) of the preceding sentence.

(i) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Administrative Agent, records of its Chattel Paper, if any, and its books, records and documents evidencing or pertaining thereto.

22

SECTION 4.04 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the ratable benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments subject to the Security Interest having a principal amount of $1,000,000 or more, such Grantor shall, subject to the last sentence of Section 3.02, forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify.

(b) [Reserved].

(c) Investment Property. To the extent required by Article III, if any Grantor shall at any time hold or acquire any certificated securities subject to the Security Interest and required to be included in the Pledged Collateral, such Grantor shall, subject to the last sentence of Section 3.02, forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s reasonable request and option and subject to the terms of the Intercreditor Agreement, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Administrative Agent to become the registered owner of the securities.

(d) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5,000,000, the Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent. Each such writing delivered pursuant to this Section 4.04(d) shall be deemed to be a supplement to Schedule 9 of the Perfection Certificate and shall disclose all such Commercial Tort Claims in existence on the date thereof and not then listed on such Schedule or previously so identified to the Administrative Agent.

23

SECTION 4.05 Covenants Regarding Patent, Trademark and Copyright Collateral. (f) Each Grantor agrees that it will not do any act, or omit to do any act, (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent that is material to the conduct of such Grantor’s business with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(a) Each Grantor will, and will use its commercially reasonable efforts to cause its licensees and sublicensees to, (i) for each Trademark material to the conduct of such Grantor’s business, (A) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (B) maintain the quality of products and services offered under such Trademark, and (C) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights as required under applicable law; and (ii) for each Trademark included in the Collateral, not knowingly use or knowingly permit the use of any such Trademark in violation of any third party rights.

(b) Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or sublicensees to, for each work covered by a Copyright material to the conduct of such Grantor’s business that it publishes, displays and distributes, use copyright notices as required to establish and preserve its maximum rights under applicable copyright laws.

(c) Each Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may imminently become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright material to the conduct of its business, its right to register the same, or its right to keep and maintain the same.

(d) Each Grantor shall (i) inform the Administrative Agent on an annual basis of each application filed by itself, or through any agent, employee, licensee, sublicensee or designee, for any material Patent, or for the registration of any material Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof during the preceding Fiscal Year, and (ii) execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may otherwise reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property and each Grantor hereby appoints the Administrative Agent as its attorney in fact to execute and file such writing for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power being coupled with an interest is irrevocable.

24

(e) Each Grantor shall take all necessary steps, as determined in its reasonable business judgment, and that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights included in the Collateral (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(f) In the event that any Grantor knows or has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third person, such Grantor promptly shall notify the Administrative Agent and shall, if the Grantor deems it necessary in its reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(g) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License, and each other material License, under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent, for the ratable benefit of the Secured Parties, or its designee.

ARTICLE V.

Remedies

SECTION 5.01 Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any or all of the following actions at the same or different times: (a) to the extent permitted under applicable law, with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantor to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) to the extent permitted under applicable law, with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises

25

where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, subject to Section 10.1 of the Term Loan Credit Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of

26

such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

The Administrative Agent shall exercise all rights and remedies under this Agreement and with respect to the Collateral in a manner that is consistent with the terms of the Intercreditor Agreement.

SECTION 5.02 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances;

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

FOURTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

27

SECTION 5.03 Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default and subject to the terms of the Intercreditor Agreement; provided, however, that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04 Securities Act, Etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if

28

more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE VI.

Indemnity, Subrogation and Subordination

SECTION 6.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), each Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, such Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02 Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by a Borrower as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

SECTION 6.03 Subordination. (g) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of any Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(a) Each Borrower and each Guarantor hereby agree that all Indebtedness owed by it to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations to the extent required under the Term Loan Credit Agreement.

29

ARTICLE VII.

Miscellaneous

SECTION 7.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.2 of the Term Loan Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrowers’ Agent as provided in Section 10.2 of the Term Loan Credit Agreement.

SECTION 7.02 Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Term Loan Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Term Loan Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement, other than payment in full of all the Obligations (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans).

SECTION 7.03 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall survive the execution and delivery of the Loan Documents and the making of any Loans, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid, or the Commitments have not expired or terminated.

SECTION 7.04 Binding Effect; Several Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or

30

permitted by this Agreement or the Term Loan Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.05 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party. All covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06 Administrative Agent’s Fees and Expenses; Indemnification. (h) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.5 of the Term Loan Credit Agreement.

(a) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Administrative Agent and the other indemnitees against, and hold each indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”); provided, that no Grantor shall have any obligation hereunder to any indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnitee. To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of proceeds thereof.

(b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. Any overdue amounts payable under this Section 7.06 shall bear interest at the rate specified in Section 2.11(c)(ii) of the Term Loan Credit Agreement.

SECTION 7.07 Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent as the attorney-in-fact of such Grantor during the

31

occurrence of an Event of Default for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts to any Account Debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, other than to exercise commercially reasonable care in the custody and preservation of any Collateral in its possession. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, willful misconduct or bad faith.

SECTION 7.08 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09 Waivers; Amendment. (i) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be

32

effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(a) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.1 of the Term Loan Credit Agreement.

SECTION 7.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE ADMINISTRATIVE AGENT) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.13 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

33

SECTION 7.14 Jurisdiction; Consent to Service of Process. (j) Each party to this Agreement hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, in each case located in the Borough of Manhattan, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may on the Closing Date or thereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 10.2 of the Term Loan Credit Agreement or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 7.15 Termination or Release. (k) This Agreement, the guarantees made herein, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby shall automatically terminate when all the Obligations have been paid in full (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case for which no claim has been made, and other contingent obligations that survive the repayment of the Loans) and the Lenders have no further commitment to lend under the Term Loan Credit Agreement.

(a) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder (and the security interest granted under Article III) in the Collateral of such Subsidiary Guarantor (and the Equity Interest of such Subsidiary Guarantor pledged as Collateral by another Grantor) shall be automatically released upon the consummation of any transaction permitted by the Term Loan Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary.

(b) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Term Loan Credit Agreement to any person that is not a Borrower or

34

a Guarantor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby (or the security interest granted under Article III) in any Collateral pursuant to Section 10.1 of the Term Loan Credit Agreement, the Security Interest (and the security interest granted under Article III) in such Collateral shall be automatically released.

(c) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Administrative Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and other documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or representation or warranty by the Administrative Agent or any Secured Party. Without limiting the provisions of Section 7.06, the Borrowers shall reimburse the Administrative Agent upon demand for all costs and out of pocket expenses, including the reasonable fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.15.

SECTION 7.16 Additional Subsidiaries. Any Subsidiary that is required to become a party hereto pursuant to Section 6.9 of the Term Loan Credit Agreement shall enter into this Agreement as a Subsidiary Guarantor and a Grantor. Upon execution and delivery by the Administrative Agent and such Subsidiary of a supplement in the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.17 Right of Setoff. If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 7.17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have. Any Secured Party exercising its rights under this Section shall give prompt notice thereof to the relevant Grantor, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 7.17.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

35

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC

By:
Name:
Title:

HAVERHILL COKE COMPANY LLC

By:
Name:
Title:

MIDDLETOWN COKE COMPANY, LLC

By:
Name:
Title:

HAVERHILL COGENERATION COMPANY LLC

By:
Name:
Title:

MIDDLETOWN COGENERATION COMPANY LLC

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

SUNCOKE LAKE TERMINAL LLC

By:
Name:
Title:

SUNCOKE LOGISTICS LLC

By:
Name:
Title:

MARIGOLD DOCK, INC.

By:
Name:
Title:

CEREDO LIQUID TERMINAL, LLC

By:
Name:
Title:

KANAWHA RIVER TERMINALS, LLC

By:
Name:
Title:

GATEWAY ENERGY & COKE COMPANY, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

GATEWAY COGENERATION COMPANY LLC

By:
Name:
Title:

SUNCOKE ENERGY PARTNERS FINANCE CORP.

By:
Name:
Title:

RAVEN ENERGY LLC

By:
Name:
Title:

JACOB MATERIALS HANDLING LLC

By:
Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

BANK OF AMERICA, N.A., as Administrative Agent,

By:

Name:
Title:

[SIGNATURE PAGE TO GUARANTEE AND COLLATERAL AGREEMENT]

SCHEDULE I

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

SUBSIDIARY GUARANTORS*

1.	[ ]

*	Jurisdiction of formation identified in parentheses following the name of each Grantor.

SCHEDULE II

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

PLEDGED EQUITY INTERESTS

Issuer	Registered Owner	Number of Certificate	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Registered Owner	Number of Certificate	Number and Class of Equity Interest	Percentage of Equity Interests

SCHEDULE III

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

INTELLECTUAL PROPERTY

U.S. COPYRIGHTS OWNED BY GRANTORS

U.S. COPYRIGHT REGISTRATIONS

[    ]

PENDING U.S. COPYRIGHT APPLICATIONS FOR REGISTRATION

[    ]

U.S. PATENTS OWNED BY GRANTORS

U.S. PATENTS

[    ]

U.S. PATENT APPLICATIONS

[    ]

U.S. TRADEMARKS OWNED BY GRANTORS

U.S. TRADEMARK REGISTRATION

[    ]

U.S. TRADEMARK APPLICATIONS

[    ]

EXHIBIT A

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

SUPPLEMENT NO. [ ☐ ] (this “Supplement”) dated as of [●], 20[●] to the Guarantee and Collateral Agreement dated as of November 3, 2015 (the “Guarantee and Collateral Agreement”), among SunCoke Energy Partners, L.P. (the “MLP”) and each direct or indirect subsidiary of the MLP listed as a “Borrower” on the signature pages thereto, as Borrowers (collectively, the “Borrowers”), SunCoke Energy Partners Finance Corp. (“FinCo”) and each other direct or indirect subsidiary of the MLP listed as a “Subsidiary Guarantor” on the signature pages thereto (the “Subsidiary Guarantors” and, together with the Borrowers, the “Original Grantors”) and BANK OF AMERICA, N.A. (together with its affiliates, “Bank of America”), as Administrative Agent (as defined therein).

1. Reference is made to the Term Loan Credit Agreement dated as of November 3, 2015 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among the Borrowers, the lenders from time to time party thereto (the “Lenders”) and Bank of America, as Administrative Agent.

2. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

3. The Original Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans. Section 7.16 of the Guarantee and Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Term Loan Credit Agreement to become a Subsidiary Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

1. In accordance with Section 7.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor and Subsidiary Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Grantor and Subsidiary Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Subsidiary Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Subsidiary Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Grantor” or a “Subsidiary Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Exhibit A

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of (i) any and all Equity Interests and Pledged Debt Securities now owned by the New Subsidiary and (ii) any and all Intellectual Property consisting of United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights now owned by the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary and its jurisdiction of organization.

5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee and Collateral Agreement) be in writing and given as provided in Section 10.2 of the Term Loan Credit Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it in care of the Borrowers’ Agent as provided in Section 10.2 of the Term Loan Credit Agreement.

Exhibit A

TO THE GUARANTEE AND

COLLATERAL AGREEMENT

The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:

Name:
Title:

Address:
Legal Name
Jurisdiction of Formation

BANK OF AMERICA, N.A., as Administrative Agent,

By:

Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT TO THE GUARANTEE AND COLLATERAL AGREEMENT]

Schedule I to

Supplement No. [●] to the

Guarantee and Collateral Agreement

COLLATERAL OF THE NEW SUBSIDIARY

EQUITY INTERESTS

Issuer	Registered Owner	Number of Certificate	Number and Class of Equity Interest	Percentage of Equity Interests

PLEDGED DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

[Follow format of Schedule III to the Guarantee and Collateral Agreement]

FORM OF PERFECTION CERTIFICATE

Attached hereto.

A-2

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Term Loan Credit Agreement, dated as of November 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among SunCoke Energy Partners, L.P. (the “MLP”), each direct or indirect subsidiary of the MLP named as a Borrower thereunder (together with the MLP, the “Borrowers”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement. The undersigned [Chief Financial Officer] of the General Partner hereby certifies in [his/her] capacity as an officer of the Company and not individually as follows

1. I am the duly elected, qualified and acting [Chief Financial Officer] of the General Partner.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Term Loan Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of each Group Member during the [Fiscal Year][Fiscal Quarter] for which the financial statements, attached hereto as Attachment 1, are being delivered pursuant to Section 6.1 of the Term Loan Credit Agreement (the “Financial Statements”). Such review did not disclose during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any Default or Event of Default[, except as set forth below].

4. To the best of my knowledge, each Loan Party during the [Fiscal Year][Fiscal Quarter] for which the Financial Statements are being delivered has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Term Loan Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it.

5. Attached hereto as Attachment 2 are the computations showing compliance with the financial covenants set forth in Section 7.1 of the Term Loan Credit Agreement as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be.

6. [Attached hereto as Attachment 3 is a description of any change in the jurisdiction of organization of any Loan Party and a description of any Person that has become a Group Member, in each case since the [date of the most recent report delivered pursuant to Section 6.2(b) of the Term Loan Credit Agreement] [Closing Date]]1

[1]	Applicable with annual financial statements only.

7. [The Financial Statements are fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).]2

[2]	Applicable to quarterly financial statements only.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this      day of             ’ 20    .

Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein pertains to the period from             , 20 to             , 20    .

[Set forth Covenant Calculations]

Attachment 3

to Compliance Certificate

[Set forth description of any change in the jurisdiction of organization of any Loan Party and description of any Person that has become a Group Member]

EXHIBIT C

[            ]1

CLOSING CERTIFICATE

[    ], 2015

Pursuant to Section 5.1(d) of the Term Loan Credit Agreement, dated as of November 3, 2015 (the “Term Loan Credit Agreement”; terms defined therein being used herein as therein defined), among SunCoke Energy Partners, L.P. (the “MLP”) and each direct or indirect subsidiary of the MLP named as a Borrower thereunder, as Borrowers, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] (the “Company”) hereby certifies in [his/her] capacity as an officer of the Company and not individually as follows:

1. Attached hereto as Annex 1 is a true, correct and complete copy of the by-laws and the certificate of incorporation, or similar charter document, certified by the relevant authority of the jurisdiction of organization (each an “Organizational Document”) of the Company as presently in effect. Each such Organizational Document is in full force and effect on this date and has not been amended, modified, or repealed, and no proceedings for amendment, modification or rescission thereof are pending or, to my knowledge, contemplated, and no amendment or other document relating to or affecting such Organizational Document has been filed with the relevant authority of the jurisdiction of organization as of the date hereof and no action has been taken by the Company, its stockholders, the Board of Directors of the [Company] [General Partner] (the “Board”) or officers of the Company in contemplation of the filing of any such amendment or other document in contemplation of the liquidation or dissolution of the Company.

2. Attached hereto as Annex 2 is a true, correct and complete copy of resolutions (the “Resolutions”) duly adopted by the Board, approving and authorizing the execution, delivery and performance of the Term Loan Credit Agreement and the other Loan Documents to which the Company is a party or by which it or its assets may be bound and the consummation of the transactions contemplated thereby and therein. The Resolutions have not been amended, modified or rescinded and are in full force and effect on the date hereof, and no other resolutions or action by the Board have been adopted relating to the authorization, execution, delivery or performance of the Term Loan Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby and therein.

3. The persons listed on Annex 3 attached hereto are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party and to act on the Company’s behalf in connection with the Loan Documents.

[1]	Insert name of Loan Party.

4. Attached hereto as Annex 4 is a true, correct and complete certificate as to the good standing of the Company.

5. All governmental and third party approvals necessary in connection with the Transactions, the continuing operations of the Group Members and the transactions contemplated by the Term Loan Credit Agreement have been obtained and are in full force and effect, and all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.

6. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof (except to the extent (a) any such representations and warranties relate, by their terms, to a specific date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date and (b) any such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects).

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] name as of the date first written above.

Name:	[ ]
Title:	Secretary

I, [    ], the duly elected and qualified officer of the Company, holding the titles listed in Annex 3, do hereby certify on behalf of the Company that [    ] is the duly elected and qualified Secretary of the Company and the signature above is such officer’s true and genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] name as of the date first written above.

Name:	[ ]
Title:	[ ]

ANNEX 1

[Organizational Documents]

ANNEX 2

[Board Resolutions]

ANNEX 3

Name	Office	Signature

[ ]	[ ]
[ ]	[ ]

ANNEX 4

[Good Standing Certificate]

EXHIBIT D

FORM OF

MORTGAGE

[See attached]

THIS OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of November 3, 2015 (this “Mortgage”), by [                    ] (the “Mortgagor”), to BANK OF AMERICA, N.A., having an office at Mail Code: TX1-492-14-11, 901 Main Street, Dallas, TX 75202-3714 (the “Mortgagee”) as Administrative Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (a) the Term Loan Credit Agreement dated as of November 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SunCoke Energy Partners, L.P., a Delaware limited partnership (the “MLP”), Haverhill Coke Company LLC, Middletown Coke Company, LLC, Haverhill Cogeneration Company LLC, Mortgagor, SunCoke Lake Terminal LLC, SunCoke Logistics LLC, Marigold Dock, Inc., Ceredo Liquid Terminal, LLC, Kanawha River Terminals, LLC, Gateway Energy & Coke Company, LLC, Gateway Cogeneration Company LLC and certain other subsidiaries of the MLP from time to time party thereto, as joint and several Borrowers, the lenders from time to time party thereto (the “Lenders”) and Mortgagee, as administrative agent (the “Administrative Agent”), and (b) the Guarantee and Collateral Agreement dated as of November 3, 2015 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Borrowers, the Subsidiary Guarantors from time to time party thereto and Mortgagee, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement and the Guarantee and Collateral Agreement, as applicable.

The Lenders have agreed to make Loans to the Borrowers pursuant to, upon the terms of and subject to the conditions specified in the Credit Agreement. The Credit Agreement provides that the sum of the principal amount of the Loans and the Letters of Credit from time to time outstanding and secured hereby shall not exceed $50,000,000.00.

Mortgagor is a wholly owned Subsidiary of the MLP and will derive substantial benefit from the making of the Loans by the Lenders. In order to induce the Lenders to make Loans, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of the other Borrowers under the Credit Agreement pursuant to the terms of the Guarantee and Collateral Agreement.

The obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Obligations, subject to all applicable grace, notice and cure periods under the Loan Documents.

As used in this Mortgage, the term “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) only for purposes of realization on the Collateral, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor and the other Borrowers of the Obligations. The Credit Agreement also requires the granting by other Borrowers of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations (which, for the avoidance of doubt, shall include all obligations under the Guarantee and Collateral Agreement) for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all of Mortgagor’s right, title and interest in and to all of the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all of the following (and with respect to land as to which Mortgagor has surface rights only, only to the extent Mortgagor has such rights, if any): all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements (including, without limitation, in and to that certain Reciprocal Easement and Maintenance Agreement dated as of January 24, 2013, by and between Mortgagor and Middletown Coke Company, LLC, a Delaware limited liability company, recorded on or about January 25, 2013, at Official Record Book 8540, Page 1840, of the real property records of Butler County, Ohio), covenant or restrictive agreements and all air rights, mineral rights and oil and gas rights (to the extent (if any) that Mortgagor has the right to mortgage the same), water rights, and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3) all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof; now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets); bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, all only to the extent that Mortgagor has the right to mortgage the same, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged

Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to Permitted Liens (as defined in the Credit Agreement) and all Liens permitted under Section 7.3 of the Credit Agreement, and to satisfaction and release as provided in Section 3.06. Notwithstanding anything contained herein to the contrary, the Mortgaged Property shall not include any Excluded Collateral.

ARTICLE I

REPRESENTATIONS, WARRANTIES AND COVENANTS OF MORTGAGOR

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01 Title, Mortgage Lien.

(a) Mortgagor has fee simple title to the Land and Improvements (except as to such of the Land as to which Mortgagor has surface rights only), subject only to Permitted Liens and all Liens permitted under Section 7.3 of the Credit Agreement, and except as provided in Section 4.8 of the Credit Agreement.

(b) This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(c) Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under Permitted Liens and all Liens permitted under Section 7.3 of the Credit Agreement, to the extent of those rights.

SECTION 1.02 Credit Agreement. This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents. In the event of any inconsistency, conflict or ambiguity between this Mortgage and the Credit Agreement, the Credit Agreement shall govern in all respects.

SECTION 1.03 Payment of Taxes, and Other Obligations.

(a) Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement, including without limitation all provisions with respect to the contest or protest of such Taxes.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (x) upon learning thereof, notify Mortgagee of such event, (y) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (z) in accordance with, and to the extent required by, the Credit Agreement, make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

SECTION 1.04 Maintenance of Mortgaged Property. Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05 Insurance. Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Section 6.5 of the Credit Agreement and shall purchase such additional insurance as may be required from time to time pursuant thereto. Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each Mortgaged Property on which Improvements are located. If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, in each case as amended from time to time.

SECTION 1.06 Casualty Condemnation/Eminent Domain. Mortgagor shall give Mortgagee reasonably prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding. Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall be applied in accordance with Section 2.8 of the Credit Agreement.

SECTION 1.07 Assignment of Leases and Rents.

(a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns to the Mortgagee all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations. Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b) All Leases hereafter entered into by Mortgagor shall be subordinate to the lien of this Mortgage. Unless otherwise permitted under the Credit Agreement, Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c) Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein. Subject to Section 1.07(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(d) So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest. For the avoidance of doubt, upon the cessation of any Event of Default, Mortgagor’s rights to receive and collect all Rents shall be automatically be reinstated without any further act or instrument by or from Mortgagee.

(e) Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

SECTION 1.08 Restrictions on Transfers and Encumbrances. Unless otherwise permitted or not prohibited by the Credit Agreement, Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted or not prohibited by the Credit Agreement. If any of the foregoing transfers or encumbrances results in a mandatory prepayment required by Section 2.8(b) of the Credit Agreement, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall be applied in accordance with Section 2.8 of the Credit Agreement.

SECTION 1.09 Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

SECTION 1.10 Filing and Recording. Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.06 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance. This Mortgage is also a fixture financing statement. The maturity date is May 9, 2019.

SECTION 1.11 Further Assurances. Within a reasonable time after demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, in accordance with and subject to the provisions of this Mortgage, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee pursuant to the Credit Agreement, or for carrying out the intention or facilitating the performance of the terms of this Mortgage consistent with the terms of the Credit Agreement, or for filing, registering or recording this Mortgage.

SECTION 1.12 Additions to Mortgaged Property. Except with respect to leased property, all right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage, subject in each case to all Permitted Liens and all Liens permitted under Section 7.3 of the Credit Agreement.

SECTION 1.13 No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14 Fixture Filing.

(a) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b) The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 5191715.

ARTICLE II

DEFAULTS AND REMEDIES

SECTION 2.01 Events of Default. Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02 Demand for Payment. If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03 Rights To Take Possession, Operate and Apply Revenues.

(a) If an Event of Default shall occur and be continuing, subject to the provisions of applicable law, Mortgagee may seek a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee. Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum provided in Section 2.11(c)(ii) of the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(b) Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by and subject to all applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, in the exercise of its commercially reasonable judgment, (i) make all necessary and proper maintenance and repairs thereto and thereon for the reasonable preservation of Mortgagee’s security, (ii) insure or keep the Mortgaged Property insured, (iii) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (iv) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in the best interest of the Mortgaged Property and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (A) all reasonable expenses of taking, holding, managing and operating the Mortgaged Property (including reasonable compensation for the services of all persons employed for such purposes), (B) the costs of all such permitted maintenance and repairs, (C) the costs of such insurance, (D) such taxes, assessments and other similar charges to the extent the same are due and payable, (E) other proper reasonable charges upon the Mortgaged Property or any part thereof which are reasonably incurred in the ordinary course and which are not otherwise limited or restricted herein, and (F) the reasonable compensation, expenses and disbursements of the attorneys and agents of Mortgagee to the extent related to the foregoing, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(c) Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured (to the extent any such non-monetary Obligations and Events of Default are capable of being cured), Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04 Right To Cure Mortgagor’s Failure to Perform. Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), beyond any applicable grace, notice or cure period, Mortgagee may pay, perform or observe the same, and all payments reasonably made or costs or expenses reasonably incurred by Mortgagee in connection therewith shall be secured hereby and shall be payable upon demand to Mortgagee with interest thereon at the Interest Rate upon submission of an invoice therefor. Mortgagee shall be the judge, using commercially reasonable discretion in good faith, of the necessity for any such actions and of the amounts to be paid. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof (such persons to present proof of authorization upon request) during normal business hours upon reasonable prior notice to Mortgagor for the purpose of performing or observing any such defaulted term, covenant or condition, without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person, for failure to perform or observe, but without any release of liability for any acts actually performed or observed.

SECTION 2.05 Right to a Receiver. If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled to seek the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located consistent with the terms and provisions of this Mortgage. Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including reasonable receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be payable upon demand to Mortgagee with interest thereon at the Interest Rate upon submission of an invoice therefor.

SECTION 2.06 Foreclosure and Sale.

(a) Subject to applicable law, if an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b) The Mortgaged Property may be sold subject to unpaid taxes and Permitted Liens, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d) If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07 Other Remedies.

(a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b) In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.08 Application of Sale Proceeds and Rents. After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses incurred by the Mortgagee in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Mortgage, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Mortgagee hereunder or under any other Loan Document on behalf of the Mortgagor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances;

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the Mortgagor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Upon any sale of all or any of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of all or any of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09 Mortgagor as Tenant Holding Over. If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due to Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11 Discontinuance of Proceedings. In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12 Suits To Protect the Mortgaged Property. Mortgagee shall have power in its reasonable discretion (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14 Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15 Waiver.

(a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b) Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default not inconsistent with such other waivers, grants or other actions; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16 Waiver of Trial by Jury. To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17 Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Open-End Mortgage.

(a) Mortgagor and Mortgagee intend that this Mortgage shall secure the unpaid balance of loan advances made by the holder hereof after this Mortgage is delivered to the Butler County Recorder for record to the fullest extent and with the highest priority contemplated by Section 5301.232 of the Ohio Revised Code. The advances are obligatory, subject to Mortgagor’s performance of all obligations on its part to be performed and subject to satisfaction of any conditions precedent to an advance, all as set forth herein or in the Credit Agreement. The maximum amount of all loan advances, in the aggregate and exclusive of interest accrued thereon and protective advances made as contemplated in subsection (b) below, which may be outstanding at any time, is Fifty Million and No/100 Dollars ($50,000,000.00). If and to the extent applicable, Mortgagor hereby waives any right it may have under Section 5301.232(C) of the Ohio Revised Code.

(b) In addition to the loan advances referred to in subsection (a) above, Mortgagee shall have the right, but not the obligation, to make protective advances with respect to the Property for the payment of taxes, assessments, insurance premiums, repairs, and maintenance costs, if any, incurred by reason of all or any part of the Property being classified as a “Reporting Facility” within the meaning of Ohio Revised Code Section 3725.01 and other costs incurred in the protection of the Property as contemplated by Section 5301.233 of the Ohio Revised Code, and such protective advances, together with interest thereon at the interest rate provided in the Note from the date of each such advance until it is repaid in full, shall be secured by this Mortgage to the fullest extent and with the highest priority contemplated by said Section 5301.233.

SECTION 3.02 Mechanics Lien Matters. Mortgagee is authorized to do all things permitted or sanctioned by Ohio Revised Code 1311.14, as amended from time to time. Mortgagor shall promptly provide Mortgagee with a copy of all notices of commencement concerning the Mortgaged Property and all notices of furnishing (as identified in Ohio Revised Code 1311.05) received by Mortgagor.

SECTION 3.03 Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.04 Notices. All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.05 Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.06 Satisfaction and Cancellation.

(a) The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall be null and void when all the Obligations (other than contingent indemnification obligations for which no claim has been made) have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement.

(b) Upon a sale or financing by Mortgagor of all or any portion of the Mortgaged Property that is permitted by the Credit Agreement and the application of the Net Cash Proceeds of such sale or financing in accordance with the terms of the Credit Agreement, the lien of this Mortgage shall be released from the applicable portion of the Mortgaged Property. Mortgagor shall give the Mortgagee reasonable written notice of any sale or financing of the Mortgaged Property prior to the closing of such sale or financing.

(c) In connection with any termination or release pursuant to paragraph (a), the Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage shall be canceled of record at the request and at the expense of the Mortgagor. Mortgagee shall execute any documents reasonably requested by Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 3.06 and Mortgagor will pay all costs and expenses, including reasonable attorneys’ fees, disbursements and other charges, incurred by Mortgagee in connection with the preparation and execution of such documents.

SECTION 3.07 Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.08 Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and other Security Documents that secure the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.09 No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

SECTION 3.10 Intercreditor Agreement. The Mortgagee shall exercise all rights and remedies under this Mortgage and with respect to the Mortgaged Property in a manner that is consistent with the terms of the Intercreditor Agreement.

ARTICLE IV

PARTICULAR PROVISIONS

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01 Applicable Law; Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the state of Ohio (without regard to principles of conflict of law) with respect to matters involving the creation, interpretation and enforcement hereof, except that Mortgagor expressly acknowledges and agrees that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date of the acknowledgment attached hereto.

[COMPANY NAME]

By:
Name:
Title:

STATE OF	)

	:	SS:

COUNTY OF	)

The foregoing instrument was acknowledged before me this      day             , 2015 by [    ].

Notary Public

This instrument was prepared by:

[    ]

EXHIBIT A

[    ]

D-1

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Term Loan Credit Agreement, dated as of November 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among SunCoke Energy Partners, L.P. (the “MLP”) and each direct or indirect subsidiary of the MLP named as a Borrower thereunder (together with the MLP, the “Borrowers”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Term Loan Credit Agreement (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any of their respective Affiliates or any other obligor or the performance or observance by any Borrower, any of their respective Affiliates or any other obligor of any of their respective obligations under the Term Loan Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Term Loan Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Term Loan Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Term Loan Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Term Loan Credit Agreement are required to be performed by it as a Lender including its obligations pursuant to Section 2.16 of the Term Loan Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Term Loan Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Term Loan Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Term Loan Credit Agreement.

7. This Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1

TO ASSIGNMENT AND ASSUMPTION

Name of Assignor:
Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned

$

[Name of Assignee]		[Name of Assignor]

By:		By:
	Title		Title

Accepted for Recordation in the Register: BANK OF AMERICA, N.A., as Administrative Agent		Required Consents (if any): SUNCOKE ENERGY PARTNERS, L.P., as Borrowers’ Agent[1]

By:		By:
	Title		Title

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title

[1]	Borrowers’ Agent’s signature not required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person.

EXHIBIT F-1

FORM OF

U.S. TAX CERTIFICATE

[DATE]

Reference is made to the Term Loan Credit Agreement, dated as of November 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among SunCoke Energy Partners, L.P. (the “MLP”) and each direct or indirect subsidiary of the MLP named as a Borrower thereunder (together with the MLP, the “Borrowers”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

The undersigned certifies that (a) it is the sole record and beneficial owner of the Loans, (b) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers’ Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers’ Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers’ Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER],

by

Name:
Title:

For any Person requiring a second signature block:

by

Name:
Title:
Address:

F-1-1

EXHIBIT F-2

FORM OF

U.S. TAX CERTIFICATE

[DATE]

Reference is made to the Term Loan Credit Agreement, dated as of November 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among SunCoke Energy Partners, L.P. (the “MLP”) and each direct or indirect subsidiary of the MLP named as a Borrower thereunder (together with the MLP, the “Borrowers”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the Loans in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans, (iii) with respect to the extension of credit pursuant to this Term Loan Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers’ Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers’ Agent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers’ Agent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER],

by

Name:
Title:

F-2-1

EXHIBIT G

FORM OF

NOTE

[Date]

FOR VALUE RECEIVED, each of the undersigned, SunCoke Energy Partners, L.P., a Delaware limited partnership (the “MLP”), Haverhill Coke Company LLC, a Delaware limited liability company, Middletown Coke Company, LLC, a Delaware limited liability company, Haverhill Cogeneration Company LLC, a Delaware limited liability company, Middletown Cogeneration Company LLC, a Delaware limited liability company, SunCoke Lake Terminal LLC, a Delaware limited liability company, SunCoke Logistics LLC, a Delaware limited liability company, Marigold Dock, Inc., a Delaware corporation, Ceredo Liquid Terminal, LLC, a Delaware limited liability company, Kanawha River Terminals, LLC, a Delaware limited liability company, Gateway Energy & Coke Company, LLC, a Delaware limited liability company and Gateway Cogeneration Company LLC, a Delaware limited liability company (each a “Borrower” and, collectively, the “Borrowers”), hereby jointly and severally promises to pay to [                    ] (the “Lender”) or its registered assigns, in accordance with the provisions of the Term Loan Credit Agreement (as defined herein), in immediately available funds to the Administrative Agent for the account of the Lender at the Funding Office (A) on the dates set forth in the Term Loan Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of the Term Loan made by the Lender to Borrowers pursuant to the Term Loan Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on the Term Loan at the rate or rates per annum and payable on such dates, as provided in the Term Loan Credit Agreement.

Reference is made to the Term Loan Credit Agreement, dated as of November 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among the Borrowers, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

Each Borrower jointly and severally promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Term Loan Credit Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Notes referred to in the Term Loan Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Term Loan Credit Agreement, all upon the terms and conditions therein specified.

For the avoidance of doubt, to the extent that any provision herein conflicts with any provision, term or condition set forth in the Term Loan Credit Agreement, the applicable Term Loan Credit Agreement provision, term or condition shall control.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE TERM LOAN CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SUNCOKE ENERGY PARTNERS, L.P.
By:	SunCoke Energy Partners GP LLC

By:
Name:
Title:

HAVERHILL COKE COMPANY LLC

By:
Name:
Title:

MIDDLETOWN COKE COMPANY, LLC

By:
Name:
Title:

HAVERHILL COGENERATION COMPANY LLC

By:
Name:
Title:

MIDDLETOWN COGENERATION COMPANY LLC

By:
Name:
Title:

SUNCOKE LAKE TERMINAL LLC

By:
Name:
Title:

SUNCOKE LOGISTICS LLC

By:
Name:
Title:

MARIGOLD DOCK, INC.

By:
Name:
Title:

CEREDO LIQUID TERMINAL, LLC

By:
Name:
Title:

KANAWHA RIVER TERMINALS, LLC

By:
Name:
Title:

GATEWAY ENERGY & COKE COMPANY, LLC

By:
Name:
Title:

GATEWAY COGENERATION COMPANY LLC

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT H

FORM OF

LOAN NOTICE

Date:             ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of November 3, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Credit Agreement;” the terms defined therein being used herein as therein defined), among SunCoke Energy Partners, L.P., a Delaware limited partnership and certain subsidiaries (collectively, the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing

☐ A conversion or continuation

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of . [Type of Loan requested]

4.	For Eurodollar Loans: with an Interest Period of months.

The Borrowers’ Agent hereby represents and warrants that (i) such request complies with the requirements of the Term Loan Credit Agreement and (ii) each of the applicable conditions set forth in the Term Loan Credit Agreement have been satisfied on and as of the date of such request.

SUNCOKE ENERGY PARTNERS, L.P.
By:	SunCoke Energy Partners GP LLC

By:
Name:
Title: